Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated

March 27, 2023

by and between

Nova Vision Acquisition Corp., a British Virgin Islands business company,

as Parent, and

Real Messenger Holdings Limited, a Cayman Islands exempted company,

as the Company

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of March 27, 2023 (the “Signing Date”), by and between Nova Vision Acquisition Corp., a British Virgin Islands business company (“Parent”), and Real Messenger Holdings Limited, a Cayman Islands exempted company (the “Company”);

W I T N E S E T H:

WHEREAS, the Company is in the business of developing and operating a social network for real estate agents, which includes developing and operating any and all related products and/or services necessary to facilitate the operation of such social network (the “Business”);

WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, Real Messenger Corporation (or such other name to be agreed), a Cayman Islands exempted company and wholly owned subsidiary of the Parent (“Purchaser”), to be formed for the sole purpose of, immediately prior to the other transactions contemplated hereunder, the merger of Parent with and into Purchaser (the “Redomestication Merger”), in which Purchaser will be the surviving entity (the “Redomestication Merger Surviving Corporation”);

WHEREAS, immediately following the Redomestication Merger, the parties hereto desire to effect a merger of RM2 Limited (or such other name to be agreed), a Cayman Islands exempted company and wholly owned subsidiary of Purchaser (the “Merger Sub”), to be formed for the sole purpose of merging with and into the Company (the “Acquisition Merger”) in which the Company will be the surviving entity and become a wholly owned subsidiary of Purchaser (the “Surviving Corporation”);

WHEREAS, in connection with the Acquisition Merger, the Shareholders will be entitled to receive the Merger Consideration, as further described in this Agreement;

WHEREAS, concurrently with this Agreement, the Sponsor, certain of Sponsor’s Affiliates, Parent, and the Company will enter into an agreement, dated as of the date hereof, providing that, among other things, the Sponsor will vote in favor of the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in such agreement; and Parent will cause Purchaser to execute a joinder to such agreement upon Purchaser’s formation;

WHEREAS, at the Closing, Purchaser, certain shareholders of Purchaser and the Shareholders will enter into an Amended and Restated Registration Rights Agreement, which will, among other things, govern the registration of certain Purchaser Ordinary Shares for resale;

WHEREAS, at the Closing, certain shareholders of Purchaser and Purchaser will enter into a Lock-Up Agreement providing for, among other things, a twelve (12) month lock-up pertaining to certain Purchaser Ordinary Shares owned by such Shareholders and which shall be effective as of the Closing;

WHEREAS, at the Closing, Purchaser will use its best efforts to enter into employment agreements with certain key employees of the Company, including without limitation the Shareholders, which will, among other things, provide for certain customary protective covenants and other terms to be agreed by the parties;

WHEREAS, for U.S. federal income tax purposes, Purchaser and Parent intend that the Redomestication Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the boards of directors of Parent and Purchaser have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Acquisition Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Company’s board of directors and the boards of directors of Purchaser and Merger Sub have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, the board of directors of the Company has determined that this Agreement, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, the Company and the Shareholders;

WHEREAS, the board of directors of Parent has determined that this Agreement, the Redomestication Merger, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Parent and its shareholders; and

WHEREAS, all capitalized terms not defined in these Recitals shall have the respective meanings ascribed to them in this Agreement;

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

Article I

DEFINITIONS

The terms defined in the preamble shall have the respective meanings ascribed thereto, and following terms, as used herein, have the following meanings:

“Action” means any legal action, suit, claim, investigation, hearing or Proceeding, including any audit, claim or assessment for Taxes or otherwise.

“Additional Agreements” mean the Lock-Up Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Employment Agreements and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the Transactions.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

“Amended MAA” means the amended and restated Memorandum and Articles of Association of Redomestication Merger Surviving Corporation substantially in the form attached hereto as Exhibit A.

“Application Programming Interface” or “API” means computer code that allows two or more software applications to communicate with each other.

“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act, 35 U.S.C. § 200 et seq., as may be amended or succeeded from time to time, and the regulations promulgated thereunder.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business Data” means all business-related information and data, excluding Personal Information that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company and its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in the British Virgin Islands, the Cayman Islands and New York, New York are authorized to close for business.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Subsidiary; Business Systems do not include Application Programming Interfaces, or APIs, owned and operated by third-party software companies and/or technology companies.

“BVI Companies Act” means the British Virgin Islands Business Companies Act, as amended to date.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands, as amended to date.

“Closing Payment Shares” means Six Million (6,000,000) Purchaser Ordinary Shares, valued at $10.00 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Company Class A Ordinary Shares” shall mean the Class A ordinary shares, par value $0.0001 per share, of the Company as existing as of the date hereof and immediately prior to the Effective Time.

“Company Class B Ordinary Shares” shall mean the Class B ordinary shares, par value $0.0001 per share, of the Company as existing as of the date hereof and immediately prior to the Effective Time.

“Company Licensed IP” means all Intellectual Property rights owned by a third party and licensed to the Company or any Subsidiary or to which the Company or any Subsidiary otherwise has a right to use.

“Company Ordinary Shares” shall mean the Company Class A Ordinary Shares and the Company Class B Ordinary Shares.

“Company Owned IP” means all Intellectual Property rights owned by the Company or any Subsidiary.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Subsidiary (or their suppliers or customers) that is not already generally available to the public, including any Intellectual Property rights.

“Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiaries in compliance with this Agreement after the Signing Date and prior to the Closing.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Copyrights” has the meaning given to such term in the definition of “Intellectual Property”.

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the processing, privacy, security, or protection of Personal Data, and all regulations or guidance issued thereunder.

“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

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“Disabling Devices” means reasonably detectable Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner. For the avoidance of doubt, the parties acknowledge and agree that Disabling Devices are only “reasonably detectable” in cases where such devices can be detected through the use or aid of commercially available information security platforms, tools, and techniques.

“Earnout Consideration” means up to Seventy Five Million Dollars ($75,000,000), payable in the form of up to Seven Million Five Hundred Thousand (7,500,000) Purchaser Ordinary Shares (valued at $10.00 per share), which shall be issued in the name the Shareholders at the Closing and subject to contingent release based upon the achievement of certain future performance metrics and subject to the terms of the Earnout as further set forth in Schedule B hereto.

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Employment Agreements” means the employment agreements to be entered into at the Closing, substantially in the forms attached hereto as Exhibit B-1 (for Fredrik Eklund), Exhibit B-2 (for Thomas Ma) and Exhibit B-3 (for the other Key Employees) by Purchaser and each of the Key Employees of the Company listed on Exhibit C.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud Claims” means any claim to the extent based on the intentional fraud of any Person with respect to the making by such Person of an express representation or warranty contained in this Agreement, in each case, with the actual knowledge of such Person that such representation or warranty was false when made and which was made with the specific intent of deceiving, misleading and inducing the Person to whom such representation and warranty was made to enter into or consummate the transactions contemplated by this Agreement and upon which such Person has reasonably relied to such Person’s detriment. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, in any determination of whether a Person has committed Fraud, all materiality qualifications in an express representation or warranty contained in this Agreement shall be taken into account.

“Fundamental Representations” means, (a) with respect to the Company or any Subsidiary, the representations and warranties contained in Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.5 (Capitalization), 5.27 (Taxes) and 5.29 (Finders’ Fees), and (b) with respect to the Parent Parties, 6.1 (Corporate Existence and Power), 6.2 (Corporate Authorization), 6.7 (Capitalization), 6.5 (Finders’ Fees) and 6.20 (Tax Matters).

“Governmental Authority” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal (public or private)..

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“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” means The Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended to date.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

“Initial Consideration” means Seventy-Five Million Dollars ($75,000,000), payable in the form of Seven Million Five Hundred Thousand (7,500,000) Purchaser Ordinary Shares valued at $10.00 per share.

“Intellectual Property” means: (a) patents, patent applications (including provisional applications) and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, results, knowledge, practices, procedures, systems, financial and accounting and all other data, databases, database rights, including rights to use any Personal information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information (“Trade Secrets”); (e) Internet domain names and social media accounts; (f) rights of privacy and publicity; (g) all other intellectual property or proprietary rights of any kind or description; (h) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including Software and Technology; and (i) all legal rights arising from items (a) through (g), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

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“Inventory” is defined in the UCC.

“Investment Management Trust Agreement” means the investment management trust agreement made as of August 5, 2021, by and between Parent and the Trustee.

“IPO” means the initial public offering of Parent pursuant to a prospectus dated August 5, 2021.

“IRS” means the U.S. Internal Revenue Service.

“Law” or “Laws” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Governmental Authority, including rule or regulation promulgated thereunder.

“Leases” all leases, subleases, licenses, concessions and other occupancy agreements (written or oral) for Real Property, together with all fixtures and improvements erected on the premises leased thereby.

“Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means the lock-up agreement to be entered into between Purchaser and certain Shareholders at the Closing and which will provide for, among other things, a twelve (12) month lock-up pertaining to certain Purchaser Ordinary Shares owned by such Shareholders, in substantially the form annexed hereto as Exhibit D.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, Liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or reasonably attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) acts of war (whether or not declared), state-sanctioned military conflicts, armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Parent Parties; (v) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or acts of God, including the continued outbreak of the COVID-19 virus (including the introduction of any strains or variants thereof); (vii) any matter of which Purchaser is aware on the Signing Date; or (viii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (ix) the announcement, pendency or completion of the transactions contemplated by this Agreement; in the case of the foregoing clauses (i)-(vi), unless any such event, occurrence, fact, condition or change shall have a disproportionate effect on the Company and/or the Business as compared to companies within the same industry.

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“Merger Consideration” means (a) the Initial Consideration of Seventy-Five Million Dollars ($75,000,000), in the form of Seven Million Five Hundred Thousand (7,500,000) Purchaser Ordinary Shares valued at Ten Dollars ($10.00) each; and (b) the Earnout Consideration of up to Seventy-Five Million Dollars ($75,000,000), in the form of up to Seven Million Five Hundred Thousand Purchaser Ordinary Shares valued at Ten Dollars ($10.00) each. All of the Merger Consideration will be payable (i) if to the Principal Shareholder, in Class B Purchaser Ordinary Shares, and (ii) if to any Shareholder other than the Principal Shareholder, in Class A Purchaser Ordinary Shares.

“Nasdaq” means the electronic dealer quotation system owned and operated by The Nasdaq Stock Market, Inc.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation, certificate of formation, articles of incorporation, articles of formation, bylaws, memorandum and articles of association, limited liability company agreement or similar organizational documents, in each case, as amended.

“Parent Ordinary Shares” means the ordinary shares, $0.0001 par value each, of Parent.

“Parent Parties” means Parent, Purchaser and Merger Sub collectively, and “Parent Party” refers to any one of them.

“Parent Rights” means the rights to receive one-tenth (1/10) of one Parent Ordinary Share upon the consummation of an initial business combination.

“Parent Warrants” means the redeemable warrants to purchase one-half (1/2) of one Parent Ordinary Share at a price of $11.50 per whole share.

“Parent Unit” means a unit of Parent comprised of one Parent Ordinary Share, one Parent Warrant and one Parent Right, including all “private units” described in the Prospectus.

“Patents” has the meaning given to such term in the definition of “Intellectual Property”.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Parent Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that are not the result of a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings (and for which adequate accruals or reserves have been established in accordance with U.S. GAAP).

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“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data or Personal Information” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” or similar term under any applicable Privacy Laws.

“Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

“Principal Shareholder” means Kwai Hoi Ma.

“Privacy Laws” means all applicable United States state and federal Laws, and the laws of other non-U.S. jurisdictions applicable to the Company or any Subsidiary, relating to privacy and protection of Personal Data, including, but not limited to, the Federal
Trade Commission Act and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification, including without limitation, the Fair Credit Reporting Act, the Gramm-Leach Bliley Act, the Electronic Communications Privacy Act, and the Federal Trade Commission Act and the General Data Protection Regulation of the European Union.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Purchaser Ordinary Shares” means, collectively, (i) the class A ordinary shares of $0.0001 par value each of the Purchaser (the “Class A Purchaser Ordinary Shares”) and (ii) the class B ordinary shares of $0.0001 par value each of the Purchaser (the “Class B Purchaser Ordinary Shares”). Each Class A Purchaser Ordinary Share shall have one (1) vote, and each Class B Purchaser Ordinary Share shall have ten (10) votes, each with certain rights and privileges set forth in the Amended MAA and restated Memorandum and Articles of Association of Redomestication Merger Surviving Corporation substantially in the form attached hereto as Exhibit A.

“Purchaser Rights” means all Parent Rights upon their conversion in the Redomestication Merger.

“Purchaser Warrants” means all the Parent Warrants upon their conversion in the Redomestication Merger.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

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“Redomestication Merger Surviving Corporation Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of the Redomestication Merger Surviving Corporation.

“Redomestication Merger Surviving Corporation Rights” means all the Parent Rights upon their conversion in the Redomestication Merger.

“Redomestication Merger Surviving Corporation Warrants” means all the Parent Warrants upon their conversion in the Redomestication Merger.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by Purchaser, certain shareholders of Purchaser, and the Shareholders at the Closing, substantially in the form attached hereto as Exhibit E, that will, among other things, provide for and govern the registration of certain Purchaser Ordinary Shares for resale and which shall be effective as of the Closing;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Sensitive Data” means all confidential information, classified information, proprietary information, Trade Secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” means each holder of Company Ordinary Shares, and “Shareholders” refers to all of them collectively.

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, patches, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, APIs, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, and icons, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Sponsor” means Nova Pulsar Holdings Limited.

“Sponsor Support Agreement” means the agreement entered into by the Sponsor, certain of Sponsor’s Affiliates, Parent, Purchaser and the Company as of the date hereof, substantially in the form attached hereto as Exhibit F, providing that, among other things, the Sponsor and such Sponsor Affiliates Shareholders will vote their Company Shares in favor of the Parent Party Shareholder Approval Matter on the terms and subject to the conditions set forth in such agreement.

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“Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any Company Subsidiary.

“Tax” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, systems, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Trademarks” has the meaning given to such term in the definition of “Intellectual Property”.

“Trade Secret(s)” has the meaning given to such term in the definition of “Intellectual Property”.

“UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“$” means U.S. dollars, the legal currency of the United States.

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GLOSSARY

“Additional Parent Parties SEC Documents”	Section 6.14(a)
“Affiliate Transaction”	Section 5.35(a)
“Alternative Proposal”	Section 7.1(b)
“Alternative Transaction”	Section 7.1(b)
“Anti-Corruption Laws”	Section 5.32(a)
“Audited 2023 Financial Statements”	Section 7.9
“Authorization Notice”	Section 2.10(b)
“BVI Registrar”	Section 2.2
“BRPM”	Section 2.2
“Cayman Registrar”	Section 2.2
“Claim Notice”	Section 11.4(b)
“CRPM”	Section 2.2
“Closing”	Section 3.2
“Closing Date”	Section 3.2
“Company Leases”	Section 5.26(b)
“Company Disclosure Schedules”	Article V
“Company Proxy Review”	Section 9.5(a)
“Computer Systems”	Section 5.19(i)
“Data Security Requirements”	Section 5.19(h)
“D&O Indemnified Persons”	Section 7.7(a)
“D&O Tail Insurance”	Section 7.7(b)
“Dissenting Shares”	Section 4.1(j)
“Dissenting Shareholders”	Section 4.1(j)
“Earnout”	Section 4.1(h)
“Earnout Shares”	Section 4.1(a)
“Effective Time”	Section 3.2
“Exchange Fund”	Section 4.2(b)
“Excluded Shares”	Section 4.1(c)
“Expiration Date”	Section 11.1(a)
“Export Control Laws”	Section 5.32(a)
“Financial Information Delivery Date”	Section 7.5
“Financial Statements”	Section 5.11(a)
“Holdback Shares”	Section 4.1(a)
“Indemnified Party”	Section 11.2
“Indemnified Party Representative”	Section 11.2
“Indemnifying Party”	Section 11.2
“Indemnifying Party Representative”	Section 11.2
“International Trade Control Laws”	Section 5.32(a)
“IT Providers”	Section 5.19(k)
“Labor Agreements”	Section 5.24(a)
“Loss”	Section 11.2
“Mandatory Governmental Consents and Approvals”	Section 10.1(c)
“Material Contracts”	Section 5.16(a)
“Merger Sub Ordinary Shares”	Section 6.7(c)
“Outside Date”	Section 11.1(d)(i)
“Outstanding Company Transaction Expenses”	Section 4.4(a)
“Outstanding Parent Party Transaction Expenses”	Section 4.4(b)
“Outstanding Transaction Expenses”	Section 4.4(b)

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“Parent Dissenting Shareholder”	Section 2.10(a)
“Parent Dissenting Shares”	Section 2.10(a)
“Parent Excluded Shares”	Section 2.5(c)
“Parent Parties Financial Statements”	Section 6.14(b)
“Parent Party Disclosure Schedules”	Article VI
“Parent Party Shareholder Approval Matters”	Section 9.5
“Parent SEC Documents”	Section 6.14(a)
“Parent Special Meeting”	Section 9.5(a)
“Payment of Expenses Invoice Date”	Section 4.5(a)
“Permits”	Section 5.17
“Plan of Merger”	Section 3.2
“Privacy Policy”	Section 5.19(k)
“Prohibited Party”	Section 5.32(b)
“Prospectus”	Section 9.5
“Proxy Statement/Prospectus”	Section 9.5
“Purchaser Investor”	Section 6.21
“Redomestication Merger Effective Time”	Section 2.2
“Redomestication Merger Surviving Corporation”	Section 2.1
“Registered IP”	Section 5.19(a)
“Registration Statement”	Section 9.5
“Required Parent Shareholder Approval”	Section 10.1(e)
“Requisite Company Vote”	Section 5.2
“Sanctions Laws”	Section 5.32(a)
“Scheduled Intellectual Property”	Section 5.19(a)
“Shareholder Register”	Section 2.6(a)(i)
“Standards Agreements”	Section 5.19(p)
“Standards Body”	Section 5.19(p)
“Surviving Corporation”	Section 3.1
“Third Party Claim”	Section 11.4(c)
“Trust Account”	Section 6.9
“Trust Fund”	Section 6.9
“Trustee”	Section 6.9

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Article II

REDOMESTICATION MERGER

2.1 Redomestication Merger. At the Redomestication Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Companies Act and the BVI Companies Act, respectively, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after Redomestication Merger may be hereinafter referred to as the “Redomestication Merger Surviving Corporation”.

2.2 Redomestication Merger Effective Time. The Parent Parties shall cause Redomestication Merger to be consummated by filing (a) the plan and articles of merger (and any other documents required by the BVI Companies Act) (collectively, the “BRPM”) with the British Virgin Islands Registrar of Corporate Affairs (the “BVI Registrar”) in accordance with the relevant provisions of the BVI Companies Act, and (b) the plan of merger (and any other documents required by the Cayman Companies Act) (collectively, the “CRPM”) with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Companies Act. The effective time of Redomestication Merger shall be the date when the BRPM has been accepted by the BVI Registrar and the CRPM has been accepted by the Cayman Registrar, or such later time as specified in the BRPM and the CRPM being the “Redomestication Merger Effective Time.”

2.3 Effect of Redomestication Merger. At the Redomestication Merger Effective Time, the effect of Redomestication Merger shall be as provided in this Agreement, the BRPM, the CRPM and the applicable provisions of the BVI Companies Act and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Parent and Purchaser prior to the Redomestication Merger Effective Time shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Redomestication Merger Surviving Corporation, which shall include the assumption by the Redomestication Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement to be performed after the Closing, and all securities of the Redomestication Merger Surviving Corporation issued and outstanding as a result of the conversion under Section 2.6 hereof shall be listed on the public trading market on which the Parent Ordinary Shares were trading prior to Redomestication Merger.

2.4 Charter Documents. At the Redomestication Merger Effective Time, the Memorandum and Articles of Association of Parent, as in effect immediately prior to the Redomestication Merger Effective Time, shall be cancelled and retired, and the Memorandum and Articles of Association of Purchaser shall be amended and restated so that they read in their entirety as set forth in Exhibit A, and as so amended and restated, shall be the Amended MAA.

2.5 Directors and Officers of the Redomestication Merger Surviving Corporation. As of the Redomestication Merger Effective Time, the Persons constituting the officers and directors of Parent prior to the Redomestication Merger Effective Time shall continue to be the officers and directors of the Redomestication Merger Surviving Corporation (and holding the same title as held at Parent) until the Effective Time.

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2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Ordinary Shares.

(i) At the Redomestication Merger Effective Time, each issued and outstanding Parent Ordinary Share (other than the Parent Excluded Shares and Parent Dissenting Shares) immediately prior to the Redomestication Merger Effective Time shall be converted automatically into one Redomestication Surviving Corporation Ordinary Share. Simultaneously with such automatic conversion, at the Redomestication Merger Effective Time all Parent Ordinary Shares shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Ordinary Shares immediately prior to the Redomestication Merger Effective Time, as evidenced by the register of members of Parent (the “Shareholder Register”), shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Ordinary Shares shall be exchanged for a certificate representing the same number of Redomestication Surviving Corporation Ordinary Shares upon the surrender of such certificate in accordance with Section 2.7.

(ii) Each holder of Parent Ordinary Shares (other than the Parent Excluded Shares and Parent Dissenting Shares) listed on the Shareholder Register immediately prior to the Redomestication Merger Effective Time shall thereafter have the right to receive the same number of Redomestication Surviving Corporation Ordinary Shares. For the avoidance of doubt, each holder of Parent Ordinary Shares shall have only the right to receive one (1) Redomestication Surviving Corporation Ordinary Share in exchange for each Parent Ordinary Share canceled and retired pursuant to Section 2.6(a) above.

(b) Conversion of Parent Rights, Parent Warrants. At the Redomestication Merger Effective Time, (i) all Parent Units issued and outstanding immediately prior to the Redomestication Merger Effective Time will separate into their individual components of Parent Ordinary Shares, Parent Rights and Parent Warrants and will cease separate existence and trading, (ii) each issued and outstanding Parent Right immediately prior to the Redomestication Merger Effective Time shall be converted into one Redomestication Merger Surviving Corporation Right and (iii) each issued and outstanding Parent Warrant immediately prior to the Redomestication Merger Effective Time shall be converted into one Redomestication Merger Surviving Corporation Warrant. At the Redomestication Merger Effective Time, each Parent Right and Parent Warrant shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Redomestication Merger Surviving Corporation Rights and Redomestication Merger Surviving Corporation Warrants shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Rights and the Parent Warrants, respectively, that are outstanding immediately prior to the Redomestication Merger Effective Time. At or prior to the Redomestication Merger Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Redomestication Merger Surviving Corporation Rights remain outstanding, a sufficient number of Redomestication Merger Surviving Corporation Ordinary Shares for delivery upon the exercise of the Redomestication Merger Surviving Corporation Rights and the Redomestication Merger Surviving Corporation Warrants after the Redomestication Merger Effective Time.

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(c) Cancellation of Parent Ordinary Shares Owned by Parent. At the Redomestication Merger Effective Time, if there are any Parent Ordinary Shares that are owned by Parent as treasury shares or any Parent Ordinary Shares owned by any direct or indirect wholly owned subsidiary of Parent immediately prior to the Redomestication Merger Effective Time (collectively, the “Parent Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor. In addition, as of the Redomestication Merger Effective Time, the one (1) share of Purchaser owned by Parent immediately prior to the Redomestication Merger Effective Time shall be automatically cancelled and extinguished without any conversion or consideration delivered in exchange therefor.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Redomestication Merger Surviving Corporation, Parent, Purchaser or any other Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 Surrender of Parent Ordinary Shares. All securities issued upon the surrender of the Parent Ordinary Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Ordinary Shares shall also apply to the Purchaser Ordinary Shares so issued in exchange.

2.8 Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon an executed affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that the Redomestication Merger Surviving Corporation may, in its sole and exclusive discretion and as a condition precedent to the issuance thereof, additionally require the owner of such lost, stolen or destroyed certificates to deliver an executed deed of indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 Section 368 Reorganization. For U.S. federal income tax purposes, Parent and Purchaser intend that the Redomestication Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent and the Purchaser is a party under Section 368(b) of the Code (the “Redomestication Intended Tax Treatment”). Parent and Purchaser hereby (i) adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Redomestication Intended Tax Treatment, unless otherwise required by a Taxing Authority in connection with an audit. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of Redomestication Merger for the Redomestication Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Redomestication Merger Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify for the Redomestication Intended Tax Treatment.

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2.10 Taking of Necessary Action; Further Action. If, at any time after the Redomestication Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Merger Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11 Parent Dissenting Shares.

(a) No Person who has validly exercised their dissenters’ rights pursuant to Section 179 of the BVI Companies Act (each a “Parent Dissenting Shareholder”) shall be entitled to receive the securities of Purchaser in accordance with Section 2.5(a) and (b), as applicable with respect to the shares of Parent owned by such Person (“Parent Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenters’ rights under BVI Companies Act. Each Parent Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 179 of BVI Companies Act with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. The Purchaser shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Purchaser relating to any Parent Dissenting Shareholder’s rights of dissent and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under BVI Companies Act.

(b) If any Parent shareholder gives to Parent, before the required shareholders’ approval is obtained at the Parent Special Meeting, written objection to the Redomestication Merger in accordance with section 179 of the BVI Companies Act, (i) the Parent Parties shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Acquisition Merger on such shareholder within twenty (20) days of obtaining the approval of the shareholders of the Parent at the Parent Special Meeting (the “Authorization Notice”); and (ii) Parent and the Company may agree to delay the commencement of the Redomestication Merger, and thereby delaying filing of the plan of merger with the BVI Registrar, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under section 179(5) of the BVI Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement.

Article III

ACQUISITION MERGER

3.1 Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, as soon as practicable immediately after the Redomestication Merger and in accordance with the applicable provisions of the Cayman Companies Act, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”) under the Cayman Companies Act and become a wholly owned subsidiary of Purchaser.

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3.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Acquisition Merger (the “Closing”) shall take place as soon as practicable immediately after the Redomestication Merger by the exchange of signed documentation on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in Article X that are required to be satisfied prior to the Closing Date, or at such place or by such other means and time as the Company and the Parent Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger (and any other documents required by the Cayman companies Act) (the “Plan of Merger”) in form and substance acceptable to the Parent Parties and the Company, and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger with the Cayman Registrar in accordance with the provisions of the Cayman Companies Act. The Acquisition Merger shall become effective at the time when the Plan of Merger is accepted by the Cayman Registrar in accordance with the Cayman Companies Act or such later time as specified in the Plan of Merger (the “Effective Time”).

3.3 Board of Directors. As of the Effective Time, Purchaser’s board of directors shall consist of five (5) directors, three (3) of whom shall be independent directors under Nasdaq rules. Sponsor shall have the right, but not the obligation, to designate, or cause to be designated, one (1) of the independent director to serve as a director of Purchaser until the second annual shareholder meeting of Purchaser that takes place after the Effective Time, and the Company shall have the right, but not the obligation, to designate, or cause to be designated, the remaining directors.

3.4 Effect of the Acquisition Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, and the Surviving Corporation shall execute any agreements and shall take such further actions, as any Party hereto may reasonably request to confirm that the Surviving Corporation shall observe and discharge all covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Effective Time.

3.5 Memorandum and Articles of Association of the Surviving Corporation. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Memorandum and Articles of Association of the Company shall become the Memorandum and Articles of Association of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law.

3.6 Register of Members. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Ordinary Shares on the records of the Company.

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3.7 Rights Not Transferable. The rights of the Shareholders immediately prior to the Effective Time are nontransferable. Such rights shall not be assignable or otherwise transferable for any reason (except (i) by operation of Law or (ii) in the case of a natural Person, by will or the Laws of descent and distribution). For the avoidance of doubt, any attempted transfer of such right by any Shareholder (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

3.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out or further the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action furthers the objectives of and is not inconsistent with this Agreement.

3.9 Section 368 Reorganization. For U.S. federal income tax purposes, each of the parties intends that the Acquisition Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Purchaser, Merger Sub and the Company is a party under Section 368(b) of the Code (the “Acquisition Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Acquisition Intended Tax Treatment, unless otherwise required by a Taxing Authority in connection with an audit. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Acquisition Merger for the Acquisition Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Acquisition Merger Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify for the Acquisition Intended Tax Treatment.

3.10 Transfers of Ownership. If any certificate for Purchaser Ordinary Shares is to be issued in a name other than that in which the Company Ordinary Share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

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Article IV

CONSIDERATION

4.1 Conversion of Shares.

(a) Conversion of Company Ordinary Shares. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Parent, Purchaser, Merger Sub, the Company or the Shareholders, the Company Ordinary Shares (other than the Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the applicable number of Purchaser Ordinary Shares for such number of Company Ordinary Shares as is specified in this Agreement and in Schedule A. The Merger Consideration shall be comprised of two elements, namely: (x) the Initial Consideration and (y) the Earnout Consideration. The Initial Consideration shall be comprised of two elements, namely: (i) the Closing Payment Shares comprising Six Million (6,000,000) Purchaser Ordinary Shares, which shall be issued and paid to the Shareholders at the Closing as the Initial Consideration; and (ii) an additional One Million Five Hundred Thousand (1,500,000) Purchaser Ordinary Shares, which shall be issued to the Shareholders at the Closing and held back as security for the Company’s representations and warranties as further set forth in Article XI (the “Holdback Shares”). The Earnout Consideration shall comprise up to an additional Seven Million Five Hundred Thousand (7,500,000) Purchaser Ordinary Shares (the “Earnout Shares”) which shall be issued at the Closing, retained by the Company, and shall be released (in whole or in part) to the Shareholders as Earnout Consideration contingent upon the achievement of certain future performance metrics set forth it, and subject to the terms of, Schedule B (the “Earnout”). All Purchaser Ordinary Shares issued as part of the Merger Consideration shall be valued at ten dollars ($10.00) per share.

(b) Share Capital of Merger Sub. Each Merger Sub Ordinary Share that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one ordinary share of the Surviving Corporation (and such share of the Surviving Corporation into which the one Merger Sub Ordinary Share is so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of Merger Sub Ordinary Shares will, as of the Effective Time, evidence ownership of such share(s) of ordinary shares of the Surviving Corporation.

(c) Treatment of Certain Company Shares. At the Effective Time, all Company Ordinary Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(d) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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(e) Surrender of Certificates. All securities issued upon the surrender of Company Ordinary Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Merger Consideration so issued in exchange.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Ordinary Shares have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon delivery of an executed affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 4.1(e); provided, however, that Purchaser may, in its sole and exclusive discretion and as a condition precedent to the issuance thereof, additionally require the owner of such lost, stolen or destroyed certificates to deliver an executed deed of indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the Signing Date and the Effective Time, any change in the outstanding securities of the Company, the Parent Ordinary Shares or the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of the Company or Parent or Purchaser as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent, Purchaser, Merger Sub or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. For the avoidance of doubt, no less than ten (10) business days’ notice shall be provided to the appropriate parties with respect to any change in the outstanding securities of the Company, the Parent Ordinary Shares or the Purchaser Ordinary Shares proposed to be made effective (other than the issuance of additional shares of the Company or Parent or Purchaser as permitted by this Agreement) at any time during the period between the Signing Date and the Effective Time.

(h) Earnout. The terms governing the Earnout are set forth on Schedule B.

(i) Indemnification. An aggregate of One Million Five Hundred Thousand (1,500,000) Purchaser Ordinary Shares shall be held back as Holdback Shares for a period of eighteen (18) months from the Closing Date, as security for the warranties and representations made by the Company to the Purchaser Parties in this Agreement and for the related indemnification obligations of the Shareholders, as further provided in Article XI.

(j) Dissenting Shares. Each Company Ordinary Share (the “Dissenting Shares”) owned by holders of Company Ordinary Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Acquisition Merger pursuant to the Cayman Companies Act (the “Dissenting Shareholders”) shall thereafter represent only the right to receive only the payment resulting from the procedure set forth in the Cayman Companies Act with respect to the Dissenting Shares owned by such Dissenting Shareholder, unless and until such Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the Acquisition Merger pursuant to the Cayman Companies Act with respect to any Dissenting Shares. The Company shall give Purchaser (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable laws that are received by the Company relating to any Dissenting Shareholder’s rights of dissent under Cayman Companies Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Act. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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4.2 Issuance of Merger Consideration.

(a) No Issuance of Fractional Shares. No certificates or scrip representing fractional shares will be issued pursuant to the Acquisition Merger, and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

(b) Issuance of Purchaser Ordinary Shares. As of the Closing Date, Purchaser shall issue an aggregate of fifteen million (15,000,000) Purchaser Ordinary Shares (comprised of three million (3,000,000) Class A Purchaser Ordinary Shares and twelve million (12,000,000) Class B Purchaser Ordinary Shares as provided herein), which amount represents the sum of (i) the Closing Payment Shares (6,000,000), (ii) the Holdback Shares (1,500,000) and (iii) the maximum attainable number of the Earnout Shares (7,5000,000). At the Closing, Purchaser shall deliver the Closing Payment Shares to the Shareholders (in such denominations and proportions as provided in Schedule A) and shall retain the aggregate number of Purchaser Ordinary Shares represented by clauses (ii) and (iii) of this Section 4.2(b) (such Purchaser Ordinary Shares, the “Exchange Fund”). Purchaser shall pay all or a portion of the Earnout Shares and the Holdback Shares in accordance with the terms of this Agreement. In the event that (x) less than all the Earnout Shares are paid to the Shareholders and/or (y) any Holdback Shares are surrendered back to Purchaser for indemnity obligations, the Earnout Shares not so paid and/or the Holdback Shares so surrendered will be cancelled by Purchaser. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

4.3 Withholding. Purchaser, the Company and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Purchaser shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration no less than fifteen (15) business days before any expected withholding event or date to provide documentation establishing exemptions from or reductions of such withholdings.

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4.4 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date (the “Payment of Expenses Invoice Date”), the Company shall provide to Parent a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated herein (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with this Agreement (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date immediately following the Closing, Purchaser shall, to the extent such funds remain in the Trust Fund after all Parent Special Meeting shareholder redemptions, pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees, expenses or other costs of the Shareholders that are not directly incurred in connection with the Transactions.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of the Parent Parties for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of the Parent Parties in connection with this Agreement and the transactions contemplated herein or otherwise in connection with Parent’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Parent Party Transaction Expenses,” and together with the Outstanding Company Transaction Expenses, the “Outstanding Transaction Expenses”). On the Closing Date immediately following the Closing, Purchaser shall, to the extent such funds remain in the Trust Fund after all Parent Special Meeting shareholder redemptions, pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Parent Party Transaction Expenses.

(c) If the funds remaining in the Trust Fund after giving effect to all Parent Special Meeting shareholder redemptions are not sufficient in order to pay the Outstanding Transaction Expenses in full pursuant to Sections 4.4(a) and (b) above, then, all funds in the Trust Fund that are legally available to pay Transaction Expenses shall be applied toward the partial payment of such expenses, pro rata in accordance with the ratio of the Outstanding Company Transaction Expenses and the Outstanding Parent Party Transaction Expenses, respectively, to the Total Transaction Expenses.

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Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Parent Parties simultaneously with the execution of this Agreement, the Company hereby represents and warrants to the Parent Parties that each of the following representations and warranties is true and correct as of the Signing Date and shall be as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is apparent on the face of a disclosure under a particular schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement, such disclosure may also be deemed to be relevant to such other sections. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries. The schedules to this Article V shall be collectively referred to as the “Company Disclosure Schedules.”

5.1 Corporate Existence and Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was formed. The Company has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Schedule 5.1 lists all jurisdictions in which the Company and each Subsidiary is qualified to conduct business as a foreign corporation or other entity.

5.2 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all Additional Agreements to which the Company is or shall be a party have been duly authorized by all necessary action on the part of the Company, subject to the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby by way of a special resolution of the Shareholders passed by the unanimous affirmative vote of holders of all Company Ordinary Shares in accordance with the Organizational Documents of the Company (the “Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Company is a party will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority other than (i) the filing of the BRPM and other related documents required by the BVI Companies Act with the BVI Registrar; (ii) the filing of the CRPM, the Plan of Merger and other related documents required by the BVI Companies Act and the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Companies Act; (iii) the SEC and Nasdaq approval required to consummate the transactions contemplated hereunder and, (iv) to the extent required, the making of required filings under the HSR Act, together with the completion of any applicable waiting period and any extensions thereof, and the observance of any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority.

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5.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational Documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company Ordinary Shares or any of the Company’s assets is or may be bound, (c) result in the creation or imposition of any Lien on any of the Company Ordinary Shares, (d) cause a loss of any material benefit relating to the Business to which the Company is or may be entitled under any provision of any Permit or Contract binding upon the Company, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s material assets, in the cases of (a) to (e), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.5 Capitalization.

(a) The authorized share capital of the Company is US$50,000.00 divided into 500,000,000 Company Ordinary Shares, comprised of 496,000,000 Class A Ordinary Shares, of which 1,000,000 are issued and outstanding as of the date hereof, and 4,000,000 Class B Ordinary Shares, of which 4,000,000 are issued and outstanding as of the date hereof. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person. As of the date hereof, all of the issued and outstanding Company Ordinary Shares are owned legally and beneficially by the Persons set forth on Part 1 of Schedule A, and immediately prior to the Closing, all of the issued and outstanding Company Ordinary Shares will be owned legally and beneficially by the Persons set forth on Part 2 of Schedule A, as the same may be amended no later than one Business Day prior to the Closing. The only Company Ordinary Shares that will be issued and outstanding immediately after the Closing will be the Company Ordinary Shares owned by Purchaser. Except for the Company Ordinary Shares, no other class in the share capital of the Company is or ever has been authorized or issued or outstanding.

(b) Except as set forth in Schedule 5.5, there are no (a) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, restricted stock agreements, plans or other agreements of any kind providing for the purchase, issuance or sale of any Company Ordinary Shares; or (b) to the knowledge of the Company, agreements with respect to any of the Company Ordinary Shares, including any voting trust, other voting agreement or proxy with respect thereto.

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5.6 Subsidiaries. Schedule 5.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.6, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests or convertible equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.6, the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement; and (viii) except as set forth on Schedule 5.6, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.7 Organizational Documents. Copies of the Organizational Documents of the Company and each Subsidiary have heretofore been made available to the Parent Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Subsidiary has taken any action in violation of its Organizational Documents.

5.8 Corporate Records. The register of shareholders or the equivalent documents of the Company and of each Subsidiary, and all proceedings of the Company’s and each Subsidiary’s board of directors occurring since their respective dates of inception, including committees thereof, and all consents to actions taken thereby, relating to all issuances and transfers of stock or shares, or material assets by the Company and each such Subsidiary, have been made available to the Parent Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company or the Subsidiary, as applicable.

5.9 Assumed Names. Schedule 5.9 is a complete and correct list of all assumed or “doing business as” names currently or previously used by the Company, including names on any websites. None of the Company or any Subsidiary has used any assumed or “doing business as” name other than the names listed on Schedule 5.9 to conduct the Business.

5.10 Consents. No Contracts binding upon the Company or by which any of the Company Ordinary Share, or any of the Company’s assets are bound, require a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby, except as set forth in Section 5.3.

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5.11 Financial Statements.

(a) Attached hereto as Schedule 5.11 are true, complete and correct copies of, the audited consolidated financial statements of the Company as of and for the fiscal years ended March 31, 2021 and March 31, 2022, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month period ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month period ended on such dates, audited in accordance with the requirements of the PCAOB (collectively, the “Financial Statements”).

(b) The Financial Statements are accurate in all material respects and fairly present in all material respects, in conformity with applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions in accordance with U.S. GAAP for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since April 1, 2022, there are no material Liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company and of a type that is required to be reflected in a balance sheet prepared in accordance with U.S. GAAP. All material debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on the Financial Statements are included therein.

(d) The Financial Statements accurately reflect in all material respects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth in the Financial Statements, the Company does not have any Indebtedness.

5.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Parent Parties by or on behalf of the Company are accurate, complete and authentic. The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by the Company and each Subsidiary. The Company maintains a system of internal accounting controls, sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with management’s authorizations in all material respects;

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(ii) transactions are recorded as necessary to permit preparation of Financial Statements in conformity with the Company’s historical practices and to maintain asset accountability in all material respects;

(iii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP;

(iv) access to assets is permitted only in accordance with management’s authorization; and

(v) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.13 Absence of Certain Changes. Since April 1, 2022, except as set forth on Schedule 5.13 or contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) the Company has conducted the Business in the ordinary course consistent with past practices; and (b) there has not been any Material Adverse Effect.

5.14 Properties; Title to the Company’s Assets.

(a) The Tangible Personal Property has no material defects, and each component thereof is in good operating condition and repair and function in accordance with its intended use (ordinary wear and tear excepted) and has been properly maintained, and is suitable for its present uses and meets all specifications and warranty requirements with respect thereto; and all of the Tangible Personal Property is in the control of the Company or its employees.

(b) The Company has good, valid and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. No such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15 Litigation. (i) There is no Action (or to the Knowledge of the Company, any reasonable basis therefor) pending against, or to the Knowledge of the Company, threatened against or affecting, the Company, any of its officers or directors, or the Business before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements; (ii) there are no outstanding judgments against the Company that would reasonably to be expected to affect the ability of the Company to enter into and perform its obligations under this Agreement; and (iii) neither the Company nor any Subsidiary is, or has been, subject to any Proceeding with any Governmental Authority (provided, however, that with respect to any Proceeding consisting of an investigation without notice to the Company, this clause (iii) is qualified by the Knowledge of the Company).

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5.16 Contracts.

(a) Schedule 5.16 lists all material Contracts, oral or written (collectively, the “Material Contracts”) to which the Company and/or any Subsidiary is a party and which are currently in effect and constitute the following (if and to the extent applicable, and with all references to the “Company” also applicable to any Subsidiary):

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $50,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $50,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company (A) has continuing obligations for payment of annual compensation of at least $50,000 (other than for at-will employment), (B) has material severance or post termination obligations to such Person, or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company; and all currently effective contracts with any third party employment recruiter that create or may in the future create an obligation to pay a recruiter’s fee or commission in any amount;

(iv) all Contracts relating to any acquisitions or dispositions of assets or equity of the Company, any Subsidiary or any third party to which the Company or any Subsidiary is a party, and all Contracts that provide for any currently existing or future payments, step ups, options, or other executory obligations relating to any acquisition or disposition of assets or equity;

(v) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(vi) Contracts (i) under which the Company or any of its Subsidiaries is currently: (A) licensing or otherwise providing the right to use to any third party any Company Owned IP, or (B) licensing or otherwise receiving the right to use from any third party any material Intellectual Property, with the exception of (1) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company, with a dollar value individually not in excess of $50,000, (2) any Contract related to open source software, or (3) any Contract under which the Company licenses any of its Intellectual Property in the Ordinary Course, and (ii) under which the Company or any of its Subsidiaries has entered into an agreement not to assert or sue with respect to any Intellectual Property;

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(vii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts not otherwise identified under clause (vi) above, pertaining to Intellectual Property Rights of the Company;

(ix) all Contracts with or pertaining to the Company to which any Shareholder is a party;

(x) all Contracts relating to material property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Leases); and

(xi) all Contracts relating to Indebtedness of the Company or any Subsidiary, and all Contracts pertaining to the guaranty of any Indebtedness (including third party Indebtedness) by the Company, any Shareholder or any Affiliate of any Shareholder.

(b) (i) Each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the Company’s Knowledge, any other party thereto is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company’s assets, (iii) no Contract (A) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to any Parent Party or any of its Affiliates. The Company previously provided to the Parent Parties true and correct fully executed copies of each written Material Contract.

(c) Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, none of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d) Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company is in compliance with all material covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

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5.17 Licenses and Permits. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company has obtained and maintained all material licenses, franchises, permits, orders or approvals or other similar authorizations necessary to operate the Business (the “Permits”). The Permits are valid and in full force and effect, and none of the Permits will, assuming any requisite third-party consent has been obtained or waived prior to the Closing Date (if and to the extent applicable), be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

5.18 Compliance with Laws.

(a) Neither the Company nor, to the Company’s Knowledge, any representative or other Person acting on behalf of the Company, is in violation in any material respect of, and, no such Person has failed to be in compliance in all material respects with, all applicable Laws applicable to the Company and its business. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2018, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company of, or failure on the part of the Company to comply with, or any liability suffered or incurred by the Company in respect of any violation of or material noncompliance with, any Laws or policies by any Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action by any Governmental Authority is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company. The Company has not been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s knowledge, oral notice of any violation of any Law or any Order of any Governmental Authority. Without limiting the generality of the foregoing, to the Company’s Knowledge the Company is, and since the formation of the Company, has been, in compliance in all material respects with: (i) every Law applicable to the Company due to the specific nature of the Business, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to the Company; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, the creation of a hostile work environment. The Company has not been threatened or charged in writing (or to the Company’s Knowledge, orally) with or given written (or to the Company’s Knowledge, oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence by any Governmental Authority and, to the Company’s Knowledge, the Company is not under any investigations with respect to any such Law.

(b) As of the Closing Date, neither the Company nor, to the Knowledge of the Company, any representative or other Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

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5.19 Intellectual Property.

(a) Schedule 5.19(a) contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned (in whole or in part), used or held for use by the Company or any Subsidiary (“Registered IP”) (specifying as to each, as applicable, nature of the Intellectual Property, title, owner, the filing date, date of issuance, expiration date, registration number, application number, registrar and status), (ii) all contracts or agreements to use any Company Licensed IP, including for the Software, Technology, or Business Systems of any other persons that are material to the Business as currently conducted (other than contracts or agreements (A) for unmodified, commercially available, “off-the-shelf” Software; (B) for Software, Technology or Business Systems with a replacement cost and/or aggregate annual license and maintenance fees of less than $100,000; (C) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar contracts; (D) whereby Intellectual Property is implicitly licensed; (E) pursuant to which the Company or any Subsidiary grants non-exclusive licenses that are immaterial to its business; or (F) whereby Intellectual Property is non-exclusively implicitly licensed or non-exclusively licensed to service providers, subcontractors, or suppliers of the Company or any Subsidiary solely to the extent necessary for such Person to provide services thereto); (iii) any material unregistered Trademarks or Copyrights owned or purported to be owned by the Company or any Subsidiary; and (iv) all Contracts as of the Signing Date pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise received or acquired any right (whether or not currently exercisable) or interest in, any Company Owned IP. The Intellectual Property specified on Section 5.19(a) of the Company Disclosure Schedule constitutes all material Registered IP used in the operation of the business of the Company and its Subsidiaries and is sufficient for the conduct of the business as currently conducted and contemplated to be conducted as of the Signing Date.

(b) The Company and/or any Subsidiary owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company Licensed IP. All Company Owned IP that is material to the business of the Company or any Subsidiary as currently conducted is subsisting and, to the Knowledge of the Company, valid and enforceable. No issuance or registration obtained, and no application filed by the Company or any Subsidiary for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or such Subsidiary has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application, and which is indicated in Section 5.19(a) of the Company Disclosure Schedule. No loss or expiration of any Company Owned IP is threatened or pending. Each Company product has not been created pursuant to or subject to, any collaboration or funding agreement with any Governmental Authority or any third party, and is not subject to the requirements of the Bayh-Dole Act or any similar provision of any applicable Law.

(c) The Company and each Subsidiary has taken and takes commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the Trade Secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its Trade Secrets and other Confidential Information. None of the Company or any Subsidiary has disclosed any such Trade Secrets or Confidential Information that is material to the Business to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information.

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(d) Except as set forth in Schedule 5.19(d), as of the Signing Date, (i) there is not and, to the Knowledge of the Company, within the three (3) years preceding the Signing Date there have not been any claims properly filed or pending with a Governmental Authority and served on the Company or any Subsidiary by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s Knowledge, the operation of the Business as currently conducted or contemplated to be conducted (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s Knowledge, no other person has infringed, misappropriated or violated any of the Company Owned IP; and (iv) none of the Company or any Subsidiary has received any formal written opinions of counsel regarding any of the foregoing. None of the Company Owned IP and, to the Company’s Knowledge, none of the Company Licensed IP is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Owned IP or Company Licensed IP.

(e) Except as would not, individually or in the aggregate, be material to the Company or any Subsidiary, all current and past founders, officers, employees, agents, consultants, and contractors who have independently or jointly contributed, developed, conceived, contributed to or otherwise participated in the authorship, creation, improvement, modification or development of any Company Owned IP have executed valid, written agreements with the Company or a Subsidiary, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company or such Subsidiary, as the case may be, and to assign to it (or license if not assignable) all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company and/or its Subsidiaries, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) To the Company’s Knowledge, no event has occurred, or condition or state of facts exists which would form a reasonable basis for product liability related, in whole or in part, to any of the Company’s products or services.

(g) The Company and each Subsidiary owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company as currently conducted. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each Subsidiary has purchased a sufficient number of seat licenses for its Business Systems.

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(h) The Company and each Subsidiary currently and previously since January 1, 2018 has complied in all material respects with (i) all applicable Privacy Laws, (ii) industry standards to which it is legally bound, and (iii) all contractual commitments that it has entered into or is otherwise bound with respect to privacy and/or data security of Personal Data and/or Business Data held or processed by or on behalf the Company or any Subsidiary (collectively, the “Data Security Requirements”). The Company and each Subsidiary has implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Data or Business Data held or processed by, via contractual commitments, or on behalf of the Company and its Subsidiaries, including implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices. None of the Company or any Subsidiary has knowingly inserted and, to the Knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems. Since January 1, 2018 (x) to the Company’s Knowledge, there has been no violation or unauthorized access to or disclosure of any Trade Secrets or Confidential Information of or in the possession of the Company or any Subsidiary; and (y) the Company and its Subsidiaries have not been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Data, or the violation of any applicable Data Security Requirements.

(i) The Company and its subsidiaries have the right to use the Business Data, in whole or in part, in the manner in which they receive and use such Business Data prior to the Closing Date. Neither the Company nor any Subsidiary is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Parent Parties from receiving or using Personal Data held or processed by it or on its behalf, in a materially similar manner to which the Company and its Subsidiaries receive and use such Personal Data and Business Data prior to the Closing Date or result in material liabilities in connection with Data Security Requirements

(j) The Company and its Subsidiaries have established and implemented, and, to the Knowledge of the Company, are operating in material compliance with, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries maintain reasonable security controls for all material information technology systems owned by the Company and/or its Subsidiaries, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”) that are reasonably designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise reasonably maintain and protect the integrity, operation and security of such Computer Systems and all information (including Sensitive Data) stored thereon or transmitted thereby. For the past twelve (12) months, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, the Company has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its businesses (including third-party audits of the Computer Systems). The Computer Systems are sufficient in all material respects for the current operations of the Company and its Subsidiaries.

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(k) The Company and its Subsidiaries have in place policies (including a privacy policy), rules, and procedures (collectively, the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ Personal Data. To the Knowledge of the Company, the Company has materially complied with the Privacy Policy and applicable Privacy Laws regarding the collection, use, storage and transfer of Personal Data.

(l) The Company has implemented and maintained, and has used commercially reasonable efforts designed to ensure that all providers of information technology services to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data (the “IT Providers”), have implemented and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data and (ii) a security plan that is designed to (A) reasonably identify material internal and external risks to the security of the confidential information included in Personal Data maintained by, or provided to, the Company; (B) implement, monitor and provide adequate administrative, electronic and physical safeguards designed to control such risk; and (C) maintain notification procedures in material compliance with applicable Privacy Laws in the case of any breach of security with respect to sensitive information, including Personal Data.

(m) No Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of Personal Data.

(n) Except as set forth in Schedule 5.19(n), none of the tangible embodiments of Company Owned IP (including software) is currently or was in the past distributed or used by the Company with any publicly available or open source software in a manner that requires that any of the Company Owned IP (in whole or in part) or tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered. Schedule 5.19(n) further identifies the material Public Software with which such tangible embodiments identified pursuant to the previous sentence were distributed or used, and the manner of such distribution or use, and how such Public Software was integrated or combined with or linked to any such tangible embodiments.

(o) The Company and/or its Subsidiaries is in actual possession and control of the source code of the software within the Company Owned IP and all related documentation, specifications and know-how. No Person other than the Company and/or its Subsidiaries and their employees and contractors (i) has a right to access or possess any source code of the software within the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

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(p) Schedule 5.19(p): (i) identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company or any Subsidiary is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Body”); and (ii) sets forth a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such Standards Bodies, to which Company or any Subsidiary is bound (collectively, “Standards Agreements”). True, complete and correct copies of all Standards Agreements have been delivered to the Parent Parties. The Company and each Subsidiary is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Standards Body that requires or purports to require Company to contribute, disclose or license any Intellectual Property to such Standards Body or its other members, other than the Standards Agreements. The Company and each Subsidiary has not made any written Patent disclosures to any Standards Body. The Company and each Subsidiary is in material compliance with all Standards Agreements that relate to Intellectual Property. The Company and each Subsidiary is not engaged in any material dispute with any Standards Body with respect to any Intellectual Property or with any third Persons with respect to Company’s conduct with respect to any Standards Body.

5.20 Customers and Suppliers. None of the Company’s ten (10) largest customers and the ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s 2021 and 2022 fiscal years has (i) terminated its relationship with the Company, (ii) materially reduced its business with the Company or materially and adversely modified its relationship with the Company, (iii) notified the Company in writing of its intention to take any such action, or (iv) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

5.21 Accounts Receivable and Payable; Loans.

(a) To the Knowledge of the Company, all accounts receivables and notes of the Company reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company in the ordinary course of business consistent with past practice. To the Knowledge of the Company, the accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the Knowledge of the Company, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that would reasonably result in a Material Adverse Effect. To the Company’s Knowledge, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) Except as set forth on the Financial Statements, the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

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5.22 Pre-payments. The Company has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.23 Employees; Employee Benefits

(a) Neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of the Company, or any similar agreement, and there has been no activity or Proceeding by a labor union or representative thereof to organize any employees of the Company.

(b) There are no pending or, to the Knowledge of the Company, threatened claims or Proceedings against the Company or any Subsidiary under any worker’s compensation policy or long-term disability policy.

(c) Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is a party nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company.

5.24 Employment Matters.

(a) Schedule 5.24 sets forth a true and complete list of (i) the form of employment agreement or consulting agreement and if applicable, commission agreement entered into between the Company with its employees and/or independent contractors (the “Labor Agreements” ), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company or any Subsidiary now in effect or under which the Company or any Subsidiary has any obligation, or any understanding between the Company or any Subsidiary and any employee concerning the terms of such employee’s employment that does not apply to the Company’s employees generally. The Company has previously delivered to the Parent Parties true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(i) to the Knowledge of the Company, no current employee of the Company or any Subsidiary, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) there is no pending representation question or union organizing activity respecting employees of the Company or any Subsidiary.

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5.25 Withholding. All obligations of the Company and its Subsidiaries applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or any Subsidiary to trusts or other funds or to any Governmental Authority, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. All reasonably anticipated obligations of the Company and its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of Business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or the applicable Subsidiary prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.26 Leased Property. Schedule 5.26 sets forth a list of all Leases to which the Company or a Subsidiary is a party (“Company Leases”). With respect to each Company Lease: (i) each Company Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the lessee; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (v), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company or a Subsidiary holds the leasehold estate on the Company Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Company and its Subsidiaries do not own any real property.

5.27 Tax Matters.

(a) (i) The Company has duly filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any material amount of Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) to the Knowledge of the Company, the Company has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by the Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) the Company has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for material Taxes upon any of the assets of the Company; (viii) the Company has not received any written request from a Taxing Authority in a jurisdiction where the Company has not paid any material Tax or filed material Tax Returns asserting that the Company is or may be subject to Tax in such jurisdiction; (ix) the Company is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of Business consistent with past practices, the primary purpose of which is not related to Taxes); (x) the Company has no material liability for the Taxes of any other Person (other than a Subsidiary of the Company): (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xi) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) the Company has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

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(b) The Company is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Acquisition Merger from qualifying each as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Financial Statements reflect accruals in accordance with GAAP for all current Taxes of the Company and any Subsidiary that are unpaid or payable as of December 31, 2021 (except for any inaccuracies that are not material), and neither the Company nor any Subsidiary has incurred any liability for Taxes since December 31, 2021 other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

5.28 Environmental Laws.

(a) Neither the Company nor any Subsidiary has (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Material Activities of the Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, or leased by the Company or any Subsidiary such as could give rise to any material liability or corrective or remedial obligation of the Company or any Subsidiary under any Environmental Laws.

5.29 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of Affiliates who might be entitled to any fee or commission from Parent, Purchaser, Merger Sub or any of their Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.30 Powers of Attorney and Suretyships. The Company and its Subsidiaries do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company or its Subsidiaries or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company or its Subsidiaries or other than as reflected in the Financial Statements.

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5.31 Directors and Officers. Schedule 5.31 sets forth a true, correct and complete list of all directors and officers of the Company and of each Subsidiary.

5.32 International Trade Matters; Anti-Bribery Compliance.

(a) The Company currently is and, for the past five years (or since its formation, whichever is shorter) has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company nor any Subsidiary, nor any director or officer of the Company or any Subsidiary, nor, to the Knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company or any Subsidiary), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including without limitation, as of the Signing Date, Crimea, Cuba, Iran, North Korea, Russia, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

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(c) Neither the Company nor any Subsidiary has received written notice of, nor, to the Knowledge of the Company, any of its officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

5.33 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.34 Insurance.

(a) Schedule 5.34(a) sets forth, (a) with respect to each material insurance policy under which the Company or a Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the Signing Date, and (b) the Company’s loss runs with respect to all commercial automobile, commercial general liability, employment practices liability insurance, directors and officers liability insurance, physical damage, cargo, cyber, excess, surplus and umbrella coverages. True, correct, and complete copies or comprehensive summaries of such insurance policies have been made available to Parent.

(b) With respect to each such insurance policy required to be listed on Schedule 5.34(a): (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default under the policy; (iii) as of the date hereof, to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

5.35 Affiliate Transactions.

(a) Schedule 5.35 sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”); each Affiliate Transaction Contract (i) is an arms-length transaction with fair market price and (ii) is a transaction duly approved by the board of directors in accordance with the Organizational Documents of the Company or such Subsidiary.

(b) None of the Shareholders nor any of their Affiliates own or have any rights in or to any of the material Assets, properties or rights used by the Company.

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5.36 Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(i) The Company and each Subsidiary, and, to the Knowledge of the Company, the Company’s and each Subsidiary’s officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data, are and have been at all times since the date of inception of the Company and each Subsidiary, in compliance in all material respects with all applicable Privacy Laws;

(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any Subsidiary has experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data maintained by or on behalf of the Company or any Subsidiary (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company or any Subsidiary); and

(iii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or any Subsidiary, and (ii) neither the Company not any Subsidiary has been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data maintained by or on behalf of the Company or any Subsidiary (including by any agent, subcontractor or vendor of the Company or any Subsidiary).

5.37 OFAC. Neither of the Company or any Subsidiary, nor any director or officer of the Company or any Subsidiary (nor, to the Knowledge of the Company, any agent, employee, affiliate or Person acting on behalf of the Company or any Subsidiary) is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and neither the Company and nor any Subsidiaries have, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Russia, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

5.38 Board Approval. The Company’s board of directors (including any required committee or subgroup of such boards) has, as of the Signing Date, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of the Shareholders.

5.39 Exclusive Representations and Warranties. The representations and warranties set forth this Article V are the sole and exclusive representations and warranties of the Company in this Agreement. The other parties to this Agreement are not relying on any other representations and warranties on the part of the Company, the Shareholders or their respective representatives.

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Article VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

The Parent Parties hereby, jointly and severally, represent and warrant to the Company that, except as disclosed in (a) the Parent SEC Documents dated on or after January 1, 2022 (without regard to disclosures referred to in the sections thereof speaking to “Forward Looking Statements,” “Risk Factors,” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) or (b) the Parent Party Disclosure Schedules, each of the following representing representations and warranties is true and correct as of the Signing Date and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered sections and subsections of this Article VI shall only refer to the section or subsection being referenced. The schedules to this Article VI shall be collectively referred to as the “Parent Party Disclosure Schedules.”

6.1 Corporate Existence and Power. Parent is a company duly incorporated, validly existing and in good standing under the Laws of British Virgin Islands. Upon formation, Purchaser shall be a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Upon formation, Merger Sub shall be a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Parent Parties has (or upon formation shall have, as the case may be) all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

6.2 Corporate Authorization. The execution, delivery and performance by each of the Parent Parties of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the each of the Parent Parties of the transactions contemplated hereby and thereby are within the corporate powers of such Parent Parties and have been duly authorized by all necessary corporate action on the part of the Parent Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which any of them is a party or by which its securities are bound, other than the Required Purchaser Shareholder Approval and the authorization and approval of this Agreement, Redomestication Merger and the Acquisition Merger. This Agreement has been duly executed and delivered by the Parent Parties and it constitutes, and upon their execution and delivery, the Additional Agreements (to which each of them is a party) will constitute, a valid and legally binding agreement of the Parent Parties, enforceable against them in accordance with their representative terms.

6.3 Governmental Authorization. Other than as required under applicable Laws (including, without limitation, (i) the filing of the BRPM and other related documents required by the BVI Companies Act with the BVI Registrar; (ii) the filing of the CRPM, the Plan of Merger and other related documents required by the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Companies Act and (iii) the SEC or Nasdaq approval required to consummate the transactions contemplated hereunder), neither the execution, delivery nor performance by the Parent Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

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6.4 Non-Contravention. The execution, delivery and performance by the Parent Parties of this Agreement and any Additional Agreements do not and will not (i) contravene or conflict with the organizational or constitutive documents of any Parent Party, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Parent Parties, except, in each case of clauses (i) and (ii), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Parent Parties.

6.5 Finders’ Fees. Except for the Deferred Underwriting Amount, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Issuance of Shares. The shares issued as Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Parent Parties are bound, applicable Law or the Parent Parties’ Organizational Documents.

6.7 Capitalization.

(a) Parent. Parent is authorized to issue a maximum of 500,000,000 Ordinary Shares, par value $0.0001, each of a single class, of which 3,571,612 Parent Ordinary Shares are issued and outstanding as of the date hereof. A total of 3,634,500 Parent Ordinary Shares are reserved for issuance with respect to the Parent Warrants and Parent Rights. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s Organizational Documents and in Schedule 6.7(a), there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital stock of or other equity interests of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Purchaser. Upon formation, the authorized share capital of Purchaser will be US$50,000 divided into 500,000,000 Purchaser Ordinary Shares, par value $0.0001, which shall be classified into Class A Ordinary Shares and Class B Ordinary Shares, and of which one (1) Class A Purchaser Ordinary Share will be issued and outstanding as of such time and held by Parent. No other shares or other voting securities of Purchaser will be issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in Purchaser’s Organizational Documents, there will be no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There will be no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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(c) Merger Sub. Upon formation, the authorized share capital of Merger Sub will be US$50,000 divided into 50,000 ordinary shares of par value $1.00 each (the “Merger Sub Ordinary Shares”), of which one (1) Merger Sub Ordinary Share will be issued and outstanding as of such time and held by Purchaser. No other shares or other voting securities of Merger Sub will be issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Share(s) will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in Merger Sub’s Organizational Documents, there will be no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Share(s) or any share capital or equity of Merger Sub. There will be no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Information Supplied. None of the information supplied or to be supplied by any Parent Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by any Parent Party or that is included in any Parent Party SEC Documents). No material information provided by any Parent Party to the Company in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to Parent public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

6.9 Trust Fund. As of the Signing Date, Parent has at least $19,032,000 in the trust fund established by Parent for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account at JP Morgan Chase Bank, N.A., maintained by American Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the Parent Parties’ knowledge, that would entitle any Person to any portion of the funds in the Trust Account, except to the extent that Parent may convert all of the assets held in the Trust Account into cash provided that Parent does not consummate an initial business combination within the time prescribed in the Prospectus. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of Parent and the Trust Agreement. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of the Parent Parties, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the Signing Date, there are no claims or Proceedings pending with respect to the Trust Account. Since November 17, 2021, Parent has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement and payment to the redeeming shareholders who elected for redemption as of November 7, 2022). Upon the consummation of the transactions contemplated hereby, the Parent Parties shall have no further obligation under either the Trust Agreement or their Organizational Documents to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

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6.10 Listing. As of the date hereof, the Parent Ordinary Shares, Parent Units, Parent Rights and Parent Warrants are listed on the Nasdaq Stock Market, with trading symbols “NOVV”, “NOVVU”, “NOVVR” and “NOVVW”, respectively.

6.11 Reporting Company. Parent is a publicly held company subject to reporting obligations pursuant to Section 11 of the Exchange Act, and the Parent Ordinary Shares are registered pursuant to Section 11(b) of the Exchange Act.

6.12 No Market Manipulation. Neither the Parent Parties nor their Affiliates have taken, and they hereby covenant and agree that they will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Parent Ordinary Shares to facilitate the sale or resale of the Parent Ordinary Shares or affect the price at which the Parent Ordinary Shares may be issued or resold; provided, however, that this provision shall not prevent the Parent Parties from engaging in investor relations or public relations activities consistent with past practices.

6.13 Board Approval. Each of Parent’s and Purchaser’s board of directors (including any required committee or subgroup of such boards) and the sole director of Merger Sub has, as of the Signing Date, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of the Parent Parties, as applicable, and (iii) solely with respect to Parent’s board of directors, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

6.14 Parent SEC Documents and Financial Statements.

(a) Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by the Parent Parties subsequent to the Signing Date (the “Additional Parent Parties SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the Signing Date: (i) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (ii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iii) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.14) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent Parties SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent Parties SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent Parties SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.14, the term “file” and derivatives thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent Parties SEC Documents (collectively, the “Parent Parties Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Parent as of the dates thereof and the results of operations of Parent for the periods reflected therein. The Parent Parties Financial Statements (i) were prepared from the Books and Records of Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Parent’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to Parent with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the Parent Parties Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since Parent’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Parent. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Parent Parties Financial Statements.

6.15 Litigation. There is no Action (or any basis therefor) pending against any Parent Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Parent Parties. No Parent Party is, or has previously been, to the knowledge of the Parent Parties, subject to any Proceeding with any Governmental Authority.

6.16 Compliance with Laws. No Parent Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, nor, to the knowledge of the Parent Parties, is there any basis for any such charge and no Parent Party has previously received any subpoenas by any Governmental Authority.

6.17 Money Laundering Laws. The operations of the Parent Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Parent Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent Parties, threatened.

6.18 OFAC. Neither the Parent Parties, nor any director or officer of the Parent Parties (nor, to the knowledge of the Parent Parties, any agent, employee, affiliate or Person acting on behalf of the Parent Parties) is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Parent Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Russia, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

6.19 Not an Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

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6.20 Tax Matters.

(a) (i) Parent has duly filed all income and other material Tax Returns which are required to be filed it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Parent has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) Parent has not requested any letter ruling from the IRS (or any comparable ruling form any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (viii) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction; (ix) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (x) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xi) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) Parent is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Redomestication Merger or the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Parent Parties Financial Statements reflect accruals in accordance with GAAP for all current Taxes of the Parent and any Subsidiary that are unpaid or payable as of December 31, 2021 (except for any inaccuracies that are not material), and neither Parent nor any Subsidiary has incurred any liability for Taxes since December 31, 2022 other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

6.21 Exclusive Representations and Warranties. The representations and warranties set forth this Article VI are the sole and exclusive representations and warranties of the Parent Parties in this Agreement. The other parties to this Agreement are not relying on any other representations and warranties on the part of the Parent Parties.

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Article VII

COVENANTS OF THE COMPANY AND THE PARENT PARTIES PENDING CLOSING

7.1 Conduct of the Business.

(a) From the date hereof through the Closing Date, each Party shall, and the Company shall cause its Subsidiaries to, conduct their respective business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, shall not enter into any material transactions without the prior written consent of the other Party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the written consent of all parties (which consent shall not be unreasonably withheld, delayed or conditioned), the Company and each Parent Party agrees that it shall not:

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other of its rights or assets that involve payments in excess of $25,000, except in the ordinary course of business consistent with past practice;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $50,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;

(iv) make any capital expenditures in excess of $25,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;

(v) sell, lease, license or otherwise dispose of any of its assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) otherwise not exceeding $50,000 in the aggregate;

(vi) issue any equity or debt to any third party;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any Shareholder (other than, in the case of any Shareholder who is an employee, payments of salary accrued in said period at the current salary rate);

(viii) authorize any salary increase of more than five percent (5) % for any employee who is a Shareholder or who is making an annual salary equal to or greater than $100,000 in the aggregate on an annual basis or change its bonus or profit sharing policies;

(ix) obtain or incur any loan or other Indebtedness, except for trade payables in the ordinary course of business consistent with past practice;

(x) suffer or incur any Lien on its assets, except for Permitted Liens or Liens incurred in the ordinary course of business consistent with past practice;

(xi) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xii) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

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(xiii) extend any loans other than travel or other expense advances to employees in the ordinary course of business;

(xiv) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xv) make, change or revoke any material Tax election or change any annual Tax accounting periods; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; or enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes);

(xvi) undertake any legally binding obligation to do any of the foregoing; or

(xvii) cause, suffer or permit a Shareholder to do or cause to be done any of the foregoing with respect to the Company or any Parent Party.

(b) From the date hereof through the Closing Date, Parent shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, until the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), Parent shall not, and shall not cause its Subsidiaries to, amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to Parent.

(c) No Party shall (i) take or agree to take any action that might make any representation or warranty of such Party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time. From the date hereof through the earlier of (x) termination of this Agreement in accordance with this Agreement and (y) the Closing Date, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor the Parent Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction; provided, however that an Alternative Transaction proposed pursuant to Section 9.7 shall be permitted in the event that all Parties provide their prior written consent thereto. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company or any of the Parent Parties (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) (A) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business), (B) any sale, resale or issuance of any Company Ordinary Shares or of any class or series of the share capital or capital stock or other equity interests of the Company or the Parent Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company or the Parent Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such Party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and the Parent Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

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7.2 Access to Information. From the date hereof until and including the Closing Date, the Company and the Parent Parties shall, to the best of their abilities, (a) continue to give each other Party, its legal counsel and other representatives full access to its offices, properties, and Books and Records, (b) furnish to the other Party, its legal counsel and other representatives such information relating to the business of the Company or the Parent Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other Party in such other Party’s investigation of its business; provided, however, that no investigation pursuant to this Section 7.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Parent Parties and, provided further, that any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Parent Parties. Notwithstanding anything to the contrary in this Agreement, no Party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided, however, that the non-disclosing party must advise the other parties that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events. Each Party shall promptly notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Parent Parties or any of the Company’s or the Parent Parties’ assets;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results in, or would reasonably be expected to constitute or result in, a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or would reasonably be expected to result, in any representation made hereunder by such Party to be false or misleading in any material respect or to omit or fail to state a material fact.

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7.4 SEC Filings.

(a) The Parties acknowledge that:

(i) Parent’s shareholders and the Shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, Parent must call a special meeting of its shareholders requiring Parent to prepare and file with the SEC a Registration Statement on Form F-4/S-4 which will contain a Proxy Statement/Prospectus (as defined in Section 9.5);

(ii) the Parent Parties will be required to file quarterly and annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent Parties will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Parent Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their best efforts to (i) cooperate with the Parent Parties, (ii) respond to questions about the Company required in any filing or requested by the SEC, and (iii) provide any information requested by the Parent Parties in connection with any filing with the SEC.

(c) Company Cooperation. The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Parent’s shareholders with respect to the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide the Parent Parties with such information as shall be reasonably requested by the Parent Parties for inclusion in or attachment to the Proxy Statement/Prospectus, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company understands that such information shall be included in the Proxy Statement/Prospectus and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall cause its directors, officers and employees to be reasonably available to the Parent Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

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7.5 Trust Account. The Company acknowledges that the Parent Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to public shareholders of Parent who shall have validly redeemed their Parent Ordinary Shares upon acceptance by Parent of such Parent Ordinary Shares at the Closing, (ii) the expenses of the Parent Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to the Parent Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, Parent Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.6 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Parent Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the Signing Date, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Parent Parties in effect on the date hereof and disclosed in Schedule 7.6(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Purchaser shall cause the Organizational Documents of Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Signing Date in the Organizational Documents of the Parent Parties to the extent permitted by applicable Law. The provisions of this Section 7.6 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.6(b) an annual premium amount in excess of 250% of the amount of per annum Parent paid in its last full fiscal year, which amount is set forth in Schedule 7.6(b). Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Parent Parties to honor all obligations thereunder.

(c) On the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Schedule 7.6(c), which indemnification agreements shall continue to be effective following the Closing.

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7.7 Notice of Changes. The Parent Parties, on the one hand, and the Company, on the other, shall give prompt written notice to the other Parties of (a) any representation or warranty made by such Party contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 10.2(b) would not be satisfied, (b) any breach of any covenant or agreement of such Party contained in this Agreement such that the condition set forth in Section 10.2(c) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Material Adverse Effect; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

7.8 Formation of Purchaser and Merger Sub. As promptly as practicable after the date hereof, no later than the day immediately prior to the Closing Date, Parent shall cause each of Purchaser and Merger Sub to be formed under the Cayman Companies Act. Upon formation, each of Purchaser and Merger Sub shall sign a joinder agreement in form and substance reasonably agreed by the parties, agreeing to be bound by this Agreement as if parties hereto on the date hereof.

7.9 Financial Information. The Company shall use its best efforts to deliver to the Parent Parties, as soon as practicable but no later than April 30, 2023, the audited consolidated balance sheets of the Company, and the related statements of operations, changes in shareholders’ equity and cash flows for the fiscal year ended March 31, 2023 (the “Audited 2023 Financial Statements”). The Audited 2023 Financial Statements, when delivered to the Parent Parties, shall give a true and fair view of the financial position of the Company as of the date thereof and the results of operations of the Company for the financial year then ended in accordance with its applicable accounting standards applied on a consistent basis in all material respects. The Company will provide additional financial information as required by law for inclusion in any filings to be made by the Parent Parties with the SEC, including, without limitation, any required unaudited interim financial statements. If deemed reasonably necessary and requested by the Parent Parties, the Company shall use its reasonable efforts to cause such information to be reviewed or audited by the Company’s auditors. The Audited 2023 Financial Statements (i) shall be prepared from the Books and Records of the Company; (ii) shall be prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) shall contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial position as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) shall contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Audited 2021 Financial Statements and the Audited 2022 Financial Statements shall be prepared in accordance with U.S. GAAP. The Audited 2023 Financial Statements shall be in accordance with all applicable requirements of the PCAOB.

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Article VIII

COVENANTS OF THE COMPANY

The Company agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all income and other material Tax Returns required to be filed with the applicable Taxing Authority, pay all material Taxes required to be paid by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each required third party consent to the transactions contemplated by this Agreement as promptly as practicable hereafter.

8.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, (a) within seventy-five (75) calendar days following the end of each three-month quarterly period, the Company shall deliver to Parent Parties, for the first three quarters of the year, unaudited management accounts of the Company, and (b) the Company shall also promptly deliver to the Parent Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

Article IX

ADDITIONAL COVENANTS OF ALL PARTIES HERETO

The parties hereto further covenant and agree that:

9.1 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Tax Matters.

(a) Parent and Purchaser hereto shall use their commercially reasonable efforts to cause the Redomestication Merger to qualify for the Redomestication Intended Tax Treatment, and none of Parent, Purchaser, and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Redomestication Merger from qualifying for such intended Tax treatment. The parties hereto shall use their commercially reasonable efforts to cause the Acquisition Merger to qualify for the Acquisition Intended Tax Treatment, and none of Parent, Purchaser, Merger Sub or the Company and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Acquisition Merger from qualifying for such intended Tax treatment.

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(b) Each of Parent, Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with (i) the Redomestication Intended Tax Treatment and (ii) the Acquisition Intended Tax Treatment (including, in each case, attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Redomestication Merger and the Acquisition Merger), and shall take no position inconsistent with the Redomestication Intended Tax Treatment or the Acquisition Intended Tax Treatment, as applicable (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority in connection with an audit.

(c) In the event the SEC requires a tax opinion regarding: (i) the Redomestication Intended Tax Treatment, Purchaser will use its commercially reasonable efforts to cause Loeb & Loeb LLP to deliver such tax opinion to Purchaser, or (ii) the Acquisition Intended Tax Treatment, the Company shall use its commercially reasonable efforts to cause Nixon Peabody LLP to deliver such tax opinion to the Company. Each Party shall use commercially reasonable efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Acquisition Intended Tax Treatment and Nixon Peabody LLP shall not be required to provide any opinion to any party regarding the Redomestication Intended Tax Treatment.

9.3 Settlement of the Parent Parties’ Liabilities. Concurrently with the Closing, all outstanding Liabilities of the Parent Parties shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by any Parent Party or any of their officers, directors, or their Affiliates, in connection with identifying, investigating and consummating a business combination.

9.4 Compliance with SPAC Agreements. The Company and Parent Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain Registration Rights Agreement, dated as of August 5, 2021 by and between Parent and the investors named therein, except to the extent any such agreement is modified by virtue of this Agreement.

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9.5 Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form F-4/S-4 (as amended or supplemented from time to time, and including the Proxy Statement/Prospectus contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Ordinary Shares to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement/Prospectus (as defined below). The Registration Statement shall include a Proxy Statement of Parent and the Company as well as a prospectus for the offering of Purchaser Ordinary Shares, Redomestication Merger Surviving Corporation Rights and Redomestication Merger Surviving Corporation Warrants to the Shareholders and Parent’s shareholders (as amended, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from Parent’s shareholders for the matters to be acted upon at the Parent Special Meeting and providing the public shareholders of Parent an opportunity in accordance with Parent’s Organizational Documents and the final IPO prospectus of Parent, dated August 5, 2021 (the “Prospectus”) to have their Parent Ordinary Shares redeemed in conjunction with the shareholder vote on the Parent Party Shareholder Approval Matters as defined below. The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Redomestication Merger and the Acquisition Merger, by the Parent shareholders in accordance with Parent’s Organizational Documents, the BVI Companies Act (as applicable) and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the Amended MAA by the Redomestication Merger Surviving Corporation substantially in the form attached hereto as Exhibit A, including the dual-class share structure provided thereunder, (iii) approval of an incentive plan for the employees of Purchaser, providing for a maximum number of Purchaser Ordinary Shares equal to ten percent (10%) of the outstanding Purchaser Ordinary Shares as of a date immediately prior to the Closing, and to be effective as of the Closing and in a form to be agreed by the Parties in good faith, (iii) election of the directors of Purchaser as set forth in Section 3.3 of this Agreement, and (iv) such other matters as the Company and the Parent Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Redomestication Merger and the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Parent Party Shareholder Approval Matters”). In connection with the Registration Statement, Parent, Purchaser and the Company will file with the SEC financial and other information about the transactions contemplated in this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement requirements set forth in Parent’s organizational documents, the British Virgin Islands Companies Act, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq. The Parent Parties shall provide the Company (and its counsel) with (x) no less than ten (10) business days to review and comment on the initial Proxy Statement/Prospectus, and (y) a reasonable amount of time not to exceed ten (10) business days to review and comment on any amendment or supplement thereto prior to filing the same with the SEC (each, a “Company Proxy Review”). For the avoidance of doubt, the Parent Parties shall not submit the Proxy Statement/Prospectus and/or any amendment or supplement thereto to Parent’s shareholders to be acted upon at the Parent Special meeting unless and until the Company has had sufficient time to deliver its Company Proxy Review. In addition, the Company shall provide the Parent Parties with such information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). As required by financial reporting rules applicable to this transaction, the Audited 2021/2022 Financial Statements shall be delivered on or before the Financial Information Delivery Date. The Parent Parties shall provide such information concerning each Parent Parties and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Parent Parties shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading.

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(b) Each of Parent and the Company shall use its commercially reasonable efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. Promptly after the Registration Statement is declared effective under the Securities Act, Parent and the Company will cause the Proxy Statement/Prospectus to be mailed to shareholders of Parent and the Company.

(c) Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use commercially reasonable efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Parent Ordinary Shares, as applicable, pursuant to applicable Law and subject to the terms and conditions of this Agreement, the Purchaser Organizational Documents and the Company Organizational Documents. Each of the Company and the Parent Parties shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that the Parent Parties receive from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(d) Each Party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, the Parent Parties and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement/Prospectus (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Parent Parties shall cause the Proxy Statement/Prospectus to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

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9.6 Confidentiality. Except as necessary to complete the Proxy Statement/Prospectus, the Company, on the one hand, and the Parent Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other Party furnished to it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such Party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement/Prospectus.

9.7 Financing Transactions. The parties will cooperate in seeking and completing one or more equity financing transactions on or before the Closing Date, with a shared objective of infusing additional cash into either Parent or the Company as of a time prior to the Closing, for the benefit of Purchaser as of the Closing. Such transactions may include PIPE or other equity investments in Parent, or investments in the Company. The parties agree to amend this Agreement (including Schedule A hereto), to the extent appropriate, to properly reflect the consummation of any such financing transaction; provided, however, that in the event that any such financing transaction constitutes an Alternative Transaction as defined in Section 7.1(c), the prior written consent of all parties shall be required to proceed with such financing transaction.

Article X

CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a Government Authority or by any other unaffiliated third party to enjoin or otherwise restrict the consummation of the Closing.

(c) All consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the specific transactions contemplated by this Agreement shall have been made or obtained (the “Mandatory Governmental Consents and Approvals”). All of the parties acknowledge and agree that Mandatory Governmental Consents and Approvals are only those consents, approvals, filings and notices with and to any Governmental Authority that are strictly necessary to allow the transactions contemplated by this Agreement to close. For the avoidance of doubt, Mandatory Governmental Consents and Approvals shall not include consents, approvals, filings and notices that may be submitted, obtained, or issued after the Closing.

(d) The SEC shall have declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(e) The Parent Party Shareholder Approval Matters that are submitted to the vote of the shareholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement/Prospectus and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement/Prospectus (the “Required Parent Shareholder Approval”).

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(f) This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Redomestication Merger and the Acquisition Merger, shall have been authorized and approved by the holders of Company Ordinary Shares constituting the Requisite Company Vote in accordance with the Cayman Companies Act and the Company’s Organizational Documents.

(g) All required filings under the HSR Act, and other applicable anti-trust laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority shall have expired or otherwise been terminated.

(h) As of the Closing, Purchaser shall have at least $5,000,001 in net tangible assets.

(i) Each of Purchaser and Merger Sub shall have been formed and shall have executed a joinder agreement to this Agreement.

10.2 Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Parent Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier, in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company contained in Article V of this Agreement shall: (i) be true and correct at and as of the Signing Date except as provided in the disclosure schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to Article V (if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date); it being understood and agreed that the Company’s Fundamental Representations shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) all Fundamental Representations shall be true and correct except for de minimis inaccuracies.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) The Parent Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2.

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(e) The Parent Parties shall have received (i) a copy of the Organizational Documents of the Company as in effect as of the Closing Date, (ii) the copies of resolutions duly adopted by the board of directors of the Company and by the Requisite Company Vote of the Company’s Shareholders authorizing this Agreement and the transactions contemplated hereby, and (iii) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the Cayman Registrar.

(f) The Parent Parties shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to the Parent Parties, and no such Governmental Approval shall have been revoked.

(g) The Parent Parties shall have received a duly executed opinion in customary form from the Company’s Cayman Islands counsel in form and substance reasonably satisfactory to the Parent Parties, addressed to the Parent Parties and dated as of the Closing Date.

(h) The Parent Parties shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

(i) The Parent Parties shall have received a copy of each of the Additional Agreements duly executed by all required parties thereto, other than Parent or the Company.

(j) The Parent Parties shall have received copies of third party consents set forth on Schedule 10.2(j) of the Company Disclosure Schedules in form and substance reasonably satisfactory to the Parent Parties, and no such consents have been revoked, and such listing shall have been approved by Nasdaq subject to official notice of issuance.

(k) As of the closing, the Company shall have no more than $1,000,000 in Indebtedness (which for these purposes shall include Indebtedness of any and all kinds).

(l) As of the Closing, all Company related party debt shall have been repaid and/or forgiven, and the Company’s related party debt balance shall be $0.

10.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s sole and absolute discretion, of all of the following further conditions:

(a) The Parent Parties shall have duly performed all of their covenants and obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Parent Parties contained in Article V of this Agreement shall: (i) be true and correct at and as of the Signing Date and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date); it being understood and agreed that the Parent Parties’ Fundamental Representations shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) all such Fundamental Representations shall be true and correct except for de minimis inaccuracies.

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(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect on the Parent Parties, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of Parent Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e) Each of the Parent Parties shall have executed and delivered to the Company each Additional Agreement to which it is a party.

(f) From the Signing Date until the Closing, the Parent Parties shall have been in material compliance with the reporting requirement under the Securities Act and the Exchange Act, as applicable to the Parent Parties.

(g) The Company shall have received a duly executed opinion in respect of Parent in customary form from the Parent’s BVI counsel in form and substance reasonably satisfactory to the Company, addressed to the Company and dated as of the Closing Date.

(h) Purchaser shall remain listed on Nasdaq and the additional listing application for the shares issued as Merger Consideration shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied. The additional listing application for the shares issued as Merger Consideration shall have been approved by Nasdaq.

Article XI

SURVIVAL AND INDEMNIFICATION

11.1 Survival. All representations and warranties of the Parties contained in this Agreement shall survive the Closing until and including the date that is eighteen (18) months after the Closing Date; provided, however, that Fraud Claims shall survive until the applicable statute of limitations (the applicable expiration date per the above is referred to as the “Expiration Date”). If a Claim Notice for a bona fide claim of a breach of any representation or warranty has been given before the Expiration Date, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved.

11.2 Indemnification. Subject to the terms and conditions of this Article XI, from and after the Closing, the Party from which indemnification is required, and its successors and assigns (each, with respect to any claim made pursuant to this Article XI, an “Indemnifying Party”), will severally and not jointly indemnify, without duplication, defend and hold harmless the Party or Parties entitled to indemnification (each, with respect to any claim made pursuant to this Article XI, an “Indemnified Party”) from and against any and all losses, actions, Orders, liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, and reasonable costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting from (whether or not involving a Third Party Claim): (a) the breach of any representation or warranty made by the Indemnifying Party set forth in this Agreement or in any certificate delivered by the Indemnifying Party pursuant to this Agreement; or (b) the breach of any covenant or agreement on the part of the Indemnifying Party.

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11.3 Limitations on Indemnification.

(a) The maximum aggregate amount of indemnification payments that the Indemnifying Parties will be obligated to pay in the aggregate (excluding Fraud Claims) shall not exceed fifteen million dollars ($15,000,000), except in the case of Fraud Claims where no upper limitation shall apply.

(b) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, any punitive, special, incidental, exemplary, consequential, indirect or exemplary damages, or for any diminution in value changes measured as a multiple of earnings, revenue or by any other similar performance metric, (including loss of future revenue or income, loss of business reputation or opportunity), except for any such damages to the extent actually awarded by a court of competent jurisdiction and paid to a third party in a Third Party Claim.

(c) No investigation or knowledge by an Indemnified Party or its representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the recourse available to the Indemnified Parties under this Article XI.

(d) any Losses recoverable hereunder shall be reduced in amount by insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by any Indemnified Party in connection with such Losses, and the Indemnified Parties shall use reasonable and diligent efforts to realize such benefits, proceeds, payments or reimbursements.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy the breach that gives rise to such Loss.

11.4 Indemnification Procedures.

(a) The Indemnified Parties may designate a representative from time to time (the “Indemnified Party Representative”), who shall have the sole right to act on behalf of the Indemnified Parties with respect to any indemnification claims made pursuant to this Article XI, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnified Parties. The Parent Parties hereby appoint Eric Wong as their Indemnified Party Representative. Each Indemnified Party Representative shall also act for the applicable Party in its capacity as an Indemnifying Party (each, an “Indemnifying Party Representative”). Each such representative have the sole right to act on behalf of the Indemnified Parties and the Indemnifying Parties, as the case may be, with respect to any indemnification claims made pursuant to this Article XI, including the giving and receiving of any notices in connection with any claim for indemnification under this Agreement.

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(b) In order to make a claim for indemnification hereunder, the Indemnified Party Representative must provide written notice (a “Claim Notice”) of such claim to the Indemnifying Party Representative, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnified Party Representative may thereafter in good faith adjust the amount of Losses with respect to the claim to reflect additional information obtained after the date of the initial Claim Notice by providing a revised Claim Notice to the Indemnifying Party Representative).

(c) In the case of any claim for indemnification under this Article XI arising from a claim of any third party (a “Third Party Claim”), the Indemnified Party Representative must give a Claim Notice with respect to such Third Party Claim to the Indemnifying Party Representative promptly (but in no event later than fifteen (15) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is actually prejudiced by the failure to give such notice. The Indemnifying Party will have the right to defend and to direct the defense against any such Third Party Claim, and with counsel selected by the Indemnifying Party, unless at any time while such Third Party Claim is pending such claim is criminal in nature, would reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party Representative elects, and is entitled, to compromise or defend such Third-Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third-Party Claim so requires) notify the Indemnified Party Representative of its intent to do so, and the Parties will, at the request and expense of the Indemnifying Party, cooperate in the defense of such Third-Party Claim. If the Indemnifying Party Representative elects not to, or at any time is not entitled under this Section 11.4 to, compromise or defend such Third-Party Claim, fails to notify the Indemnified Party Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnified Party may cause the Indemnifying Party to pay, compromise or defend such Third-Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party or the Indemnified Party Representative without the prior written consent of the Indemnifying Party Representative (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party. The Indemnifying Party’s right to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, however, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Indemnified Party Representative on behalf of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed). The Indemnified Party Representative will have the right, at its sole expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to direct the defense.

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(d) With respect to any direct indemnification claim that is not a Third-Party Claim, the Indemnifying Party Representative will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Indemnifying Party Representative does not respond within such thirty (30) days, the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article XI and will have no further right to contest the validity of such Claim Notice. If the Indemnifying Party Representative responds within such thirty (30) days and rejects such claim in whole or in part, the Indemnified Party will be free to pursue such remedies as may be available under this Agreement, any Additional Agreements or applicable Law.

11.5 Indemnification Payments. Subject to the last sentence of this Section 11.5, any indemnification obligation of an Indemnifying Party under this Article XI will be settled solely through delivery to the Indemnified Party of (a) in the event that the Company is the Indemnifying Party, such number of Holdback Shares that are equal in value to the finally determined amount of indemnification determined or (b) in the event that a Purchaser Party is the Indemnifying Party, such number of Ordinary Shares that are equal in value to the finally determined amount of indemnification determined, and in the case of either clause (a) or (b) above, with each such share valued at $10.00 (which delivery shall be required to be made within five (5) Business Days after the final determination of such obligation in accordance with Section 11.4), and in no event shall any Indemnifying Party be required to pay or reimburse with cash or any other assets; provided, however, that, in the sole and absolute discretion of the relevant Indemnifying Party, such Indemnifying Party may satisfy its several indemnification obligation through the payment of cash to Purchaser. Notwithstanding the foregoing, indemnification for Fraud Claims shall be payable in cash to the extent the Indemnifying Party does not own sufficient Purchaser Ordinary Shares with which to pay the full amount of his/her/its indemnification obligations.

11.6 Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims or claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 13.10), or claims under any Additional Agreements, indemnification pursuant to this Article XI shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

Article XII

TERMINATION

12.1 Termination. This Agreement may be terminated and the Redomestication Merger, Acquisition Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any Requisite Company Vote and adoption of this Agreement and the contemplated transactions by the equity holders of the Company or Purchaser:

(a) by the mutual written consent of the Company and Parent Parties duly authorized by each of their respective boards of directors;

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(b) by any of the Parent Parties, if any of the representations or warranties of the Company set forth in Article V shall not be true and correct (for the avoidance of doubt, after giving effect to any materiality qualifiers set forth therein), or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in Section 10.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured by the earlier of (i) the Outside Date or (ii) 20 days after written notice thereof is delivered to the Company; provided, however, that the Parent Parties shall not have the right to terminate this Agreement pursuant to this Section 12.1(b) if any Parent Party is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(c) by the Company, if any of the representations or warranties of any Parent Party set forth in Article VI shall not be true and correct (for the avoidance of doubt, after giving effect to any materiality qualifiers set forth therein), or if any Parent Party has failed to perform any covenant or agreement on its part set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 10.3(a) or Section 10.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured by the earlier of (i) the Outside Date or (ii) 20 days after written notice thereof is delivered to the Parent Parties; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 12.1(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(d) by either the Company or any Parent Party:

(i) on or after August 4, 2023(the “Outside Date”), if the Acquisition Merger shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 12.1(d)(i) shall not be available to a Party if the failure of the Acquisition Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if any Order having the effect set forth in Section 10.1(a) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iii) if any of the Parent Party Shareholder Approval Matters shall fail to receive the Required Parent Shareholder Approval at the Parent Special Meeting (unless such Parent Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(e) by the Parent Parties if the Requisite Company Vote shall not have been obtained within five (5) Business Days of the delivery to Parent’s shareholders of the Proxy Statement/Prospectus, provided that the termination right under this Section 11.1(e) shall be of no further force or effect if such Requisite Company Vote is delivered to the Parent Parties prior to the termination of the Agreement (even if after the five (5) Business Day period provided above); or

(f) by the Parent Parties, in the event that the Audited 2023 Financial Statements have not been delivered to them on or before April 30, 2023.

12.2 Effect of Termination. In the event of the termination of this Agreement (other than termination pursuant to Section 12.1(a)), written notice thereof shall be given by the Party desiring to terminate to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void (other than the provisions of Article XIII and this Section 12.2), and there shall be no Liability on the part of any Parent Party or their respective directors, officers and Affiliates; provided, however, that nothing in this Agreement will relieve any Party from Liability for fraud.

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Article XIII

MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

Real Messenger Holdings Limited

P.O. Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Attn: Kwai Hoi Ma

Email: tma@real.co

with a copy to (which shall not constitute notice):

Nixon Peabody LLP

One Embarcadero Center, 32nd Floor

San Francisco, CA 94111

Attn: David Cheng

Email: dcheng@nixonpeabody.com

and to:

Nixon Peabody LLP

70 W. Madison St., Suite 5200

Chicago, IL 60602

Attn: David R. Brown

Email: drbrown@nixonpeabody.com

if to any Parent Party:

Nova Vision Acquisition Corp.

2 Havelock Road, #07-12, Singapore 059763

Singapore 059763

Attn: Eric Wong, CEO

Email: ericwong@novavisionacquisition.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn: Lawrence Venick, Esq.

Email: lvenick@loeb.com

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13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the Parent Parties and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3 Nonsurvival of Representations. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing.

13.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.5 Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other Party hereto. If a Party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

13.6 Expenses. Each Party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur each Party’s reasonable and documented costs and expenses will be paid in accordance with Section 4.5.

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13.7 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

13.9 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.9.

13.10 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 13.10 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 13.1 shall be effective service of process for any such Action.

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13.11 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.12 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.13 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.14 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by Parent.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

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(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) All references in this Agreement to “the Knowledge of the Company”, “Company’s Knowledge” or using similar terms shall be deemed to include the actual knowledge of the Company’s Chief Executive Officer after due and reasonable inquiry.

13.15 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.16 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.17 Waiver. Reference is made to the Prospectus. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

NOVA VISION ACQUISITION CORP.

By:	/s/ Eric Ping Hang Wong
Name:	Eric Ping Hang Wong
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

REAL MESSENGER HOLDINGS LIMITED

By:	/s/ Kwai Hoi Ma
Name:	Kwai Hoi Ma
Title:	Managing Director and CEO

LIST OF SCHEDULES

A:	Company Shareholders; Merger Consideration

B:	Earnout

SCHEDULE A—SHAREHOLDER INFORMATION

Part 1 – Shareholders of the Company as of the Signing Date

Name of Shareholders	Company Class A Ordinary Shares		Company Class B Ordinary Shares	Shares Ownership Percentage
Kwai Hoi Ma	0		4,000,000	80%
Fredrik Eklund	1,000,000	[1]	0	20%
Total	1,000,000		4,000,000	100.00%

Part 2 – Shareholders of the Company as of the Closing Date 2

Name of Shareholder	Company Class A Ordinary Shares	Company Class B Ordinary Shares	Shares Ownership Percentage	Closing Payment Shares*	Holdback Shares*	Potential Earnout Shares*
Kwai Hoi Ma	0	4,000,000	80%	4,800,000	1,200,000	6,000,000
Fredrik Eklund	1,000,000	0	20%	1,200,000	300,000	1,500,000
Total	1,000,000	4,000,000	100.00%	6,000,000	1,500,000	7,500,000

*Kwai Hoi Ma to receive all Class B Purchaser Ordinary Shares. Fredrik Eklund to receive all Class A Purchaser Ordinary Shares.

1 Restricted Shares and subject to the terms of a Restricted Stock Grant Agreement dated as of June 15, 2022

2 To be revised by the Company if and as required between the Signing Date and the Closing Date.

SCHEDULE B – EARNOUT

The Shareholders will have the contingent right to receive additional Earnout consideration representing a maximum of seven million five hundred thousand (7,500,000) Purchaser Ordinary Shares. All Earnout Shares will be payable in the form of (i) Class B Purchaser Ordinary Shares to be issued to the Principal Shareholder and (ii) Class A Purchaser Ordinary Shares to be issued to all Shareholders other than the Principal Shareholder.

All determinations of revenue and EBITDA below shall be as provided in Purchaser’s audited financial statements for the applicable fiscal year. Purchaser is considering a change in its fiscal year end from March 31 to December 31. The terms of the Earnout will depend on whether this change of fiscal year has been fully effected on or before March 31, 2024.

Alternative (1): If Purchaser changes its fiscal year end to December 31 on or before March 31, 2024, the Earnout period shall commence on January 1, 2024, and the terms of the Earnout shall be as follows:

(a) In the event that, in any complete fiscal year starting in FYE December 31, 2024 and ending in FYE December 31, 2028, (i) Purchaser’s revenue exceeds fifteen million dollars ($15,000,000), or (ii) Purchaser’s EBITDA exceeds seven million five hundred thousand dollars ($7,500,000), then the Shareholders shall receive one million five hundred thousand (1,500,000) Purchaser Ordinary Shares.

(b) In the event that, in any complete fiscal year starting in FYE December 31, 2024 and ending in FYE December 31, 2028, (i) Purchaser’s revenue exceeds thirty million dollars ($30,000,000), or (ii) Purchaser’s EBITDA exceeds fifteen million dollars ($15,000,000), then the Shareholders shall receive one million five hundred thousand (1,500,000) Purchaser Ordinary Shares.

(c) In the event that, in any complete fiscal year starting in FYE December 31, 2024 and ending in FYE December 31, 2028, (i) Purchaser’s revenue exceeds sixty million dollars ($60,000,000), or (ii) Purchaser’s EBITDA exceeds thirty million dollars ($30,000,000), then the Shareholders shall receive one million five hundred thousand (1,500,000) Purchaser Ordinary Shares.

(d) In the event that the volume weighted-average per-share trading price of Purchaser’s Class A Ordinary Shares in any twenty (20)-day continuous trading period starting on the day of Closing and ending on December 31, 2028 (as to any such period, the “20-day Trailing VWAP”), is or exceeds $13.00 per share, then the Shareholders shall receive one million five hundred thousand (1,500,000) Purchaser Ordinary Shares.

(e) In the event that the 20-day Trailing VWAP starting on the day of Closing and ending on December 31, 2028 is or exceeds $16.00 per share, then the Shareholders shall receive one million five hundred thousand (1,500,000) Purchaser Ordinary Shares.

(f) Notwithstanding the foregoing, in the event that the volume weighted-average per-share trading price of Purchaser’s Class A Ordinary Shares is below $5.00 per share for sixty (60) consecutive trading days in any sixty (60)-day continuous trading period beginning on the first trading day after Closing and ending 12 months thereafter, then the number of Purchaser Ordinary Shares to be paid to the Shareholders under any of clauses (a) through (e) above upon the attainment of any milestone set forth in said clauses (a) through (e) shall be reduced to seven hundred fifty thousand (750,000) Purchaser Ordinary Shares; provided, however, that no such reduction shall apply to any Purchaser Ordinary Shares that are due and payable to the Shareholders based upon the attainment of any one or more milestones set forth in clauses (a) through (e) above for the fiscal year ended December 31, 2024. For the avoidance of doubt, if the this clause (f) is triggered during the fiscal year ended December 31, 2024, and also one or more milestones in clauses (a) through (e) is or are still attained in fiscal, then (i) the earnout payable for the attainment of each such milestone in FYE December 31, 2024 shall be one million five hundred thousand (1,500,000) Purchaser Ordinary Shares, but (ii) the earnout payable for the attainment of any milestone in clauses (a) through (e) in FYE December 31, 2025 through FYE December 31, 2028 be reduced to seven hundred fifty thousand (750,000) Purchaser Ordinary Shares. In the event that this paragraph is triggered, the number of Purchaser Ordinary Shares that were issued at Closing and will not be paid to as Earnout Consideration because of the applicability of this paragraph will be promptly returned to Purchaser.

Alternative (2): If Purchaser fails to change its fiscal year end to December 31 on or before March 31, 2024 the Earnout period shall commence on April 1, 2023, and the terms of the Earnout shall be as follows:

(a) In the event that, in any complete fiscal year starting in FYE March 31, 2024 and ending in FYE March 31, 2028, (i) Purchaser’s revenue exceeds fifteen million dollars ($15,000,000), or (ii) Purchaser’s EBITDA exceeds seven million five hundred thousand dollars ($7,500,000), then the Shareholders shall receive one million five hundred thousand (1,500,000) Purchaser Ordinary Shares.

(b) In the event that, in any complete fiscal year starting in FYE March 31, 2024 and ending in FYE March 31, 2028, (i) Purchaser’s revenue exceeds thirty million dollars ($30,000,000), or (ii) Purchaser’s EBITDA exceeds fifteen million dollars ($15,000,000), then the Shareholders shall receive one million five hundred thousand (1,500,000) Purchaser Ordinary Shares.

(c) In the event that, in any complete fiscal year starting in FYE March 31, 2024 and ending in FYE March 31, 2028, (i) Purchaser’s revenue exceeds sixty million dollars ($60,000,000), or (ii) Purchaser’s EBITDA exceeds thirty million dollars ($30,000,000), then the Shareholders shall receive one million five hundred thousand (1,500,000) Purchaser Ordinary Shares.

(d) In the event that the volume weighted-average per-share trading price of Purchaser’s Class A Ordinary Shares in any twenty (20)-day continuous trading period starting on the day of Closing and ending on March 31, 2028 (as to any such period, the “20-day Trailing VWAP”), is or exceeds $13.00 per share, then the Shareholders shall receive one million five hundred thousand (1,500,000) Purchaser Ordinary Shares.

(e) In the event that the 20-day Trailing VWAP starting on the day of Closing and ending on March 31, 2028 is or exceeds $16.00 per share, then the Shareholders shall receive one million five hundred thousand (1,500,000) Purchaser Ordinary Shares.

(f) Notwithstanding the foregoing, in the event that the volume weighted-average per-share trading price of Purchaser’s Class A Ordinary Shares is below $5.00 per share for sixty (60) consecutive trading days in any sixty (60)-day continuous trading period beginning on the first trading day after Closing and ending 12 months thereafter, then the number of Purchaser Ordinary Shares to be paid to the Shareholders under any of clauses (a) through (e) above upon the attainment of any milestone set forth in said clauses (a) through (e) shall be reduced to seven hundred fifty thousand (750,000) Purchaser Ordinary Shares; provided, however, that no such reduction shall apply to any Purchaser Ordinary Shares that are due and payable to the Shareholders based upon the attainment of any one or more milestones set forth in clauses (a) through (e) above for the fiscal year ended March 31, 2024. For the avoidance of doubt, if the this clause (f) is triggered during the fiscal year ended March 31, 2024, and also one or more milestones in clauses (a) through (e) is or are still attained in fiscal, then (i) the earnout payable for the attainment of each such milestone in FYE March 31, 2024 shall be one million five hundred thousand (1,500,000) Purchaser Ordinary Shares, but (ii) the earnout payable for the attainment of any milestone in clauses (a) through (e) in FYE March 31, 2025 through FYE March 31, 2028 be reduced to seven hundred fifty thousand (750,000) Purchaser Ordinary Shares. In the event that this paragraph is triggered, the number of Purchaser Ordinary Shares that were issued at Closing and will not be paid to as Earnout Consideration because of the applicability of this paragraph will be promptly returned to Purchaser.

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“FYE” means “fiscal year ended.”

“EBITDA” of any fiscal year for the purposes of this Schedule B means earnings before interest, taxes, depreciation and amortization, and shall be derived from Purchaser’s final audited financial statements.

Purchaser Ordinary Shares shall be released to the Shareholders under clauses (a) through (c) of Alternative 1 or Alternative 2, as the case may be, above not more than thirty (30) days after the filing of Purchaser’s Annual Report on Form 10-K with the SEC for each applicable year.

Purchaser Ordinary Shares shall be released to the Shareholders under clauses (d) and (e) of Alternative 1 or Alternative 2, as the case may be, above not more than ten (10) days after attainment of the applicable 20-day Trailing VWAP milestone. Only one payment will be made under each of clauses (d) and (e) above and once such payment has been made, such clause (d) or (e), as applicable, shall no longer be in effect.

A maximum of seven million five hundred thousand (7,500,000) Purchaser Ordinary Shares may be earned by the Shareholders pursuant to this Schedule B.

LIST OF EXHIBITS

A:	Amended and Restated Memorandum and Articles of Association of Redomestication Merger Surviving Corporation

B-1:	Form of Employment Agreement (for Fredrik Eklund)

B-2:	Form of Employment Agreement (for Thomas Ma)

B-3:	Form of Employment Agreement (for the other Key Employees)

C:	List of Key Employees

D:	Form of Lock-Up Agreement

E:	Registration Rights Agreement

F:	Sponsor Support Agreement